                           STOCK PURCHASE AGREEMENT

                                    between

                      DOBSON CELLULAR OF CALIFORNIA, INC.

                                      and

               THE SHAREHOLDERS OF CELLULAR 2000 TELEPHONE CO.

                        DATED AS OF NOVEMBER 17, 1997

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                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I             PURCHASE AND SALE OF STOCK . . . . . . . . . . . . . . 1

Section        1.01   Transfer of Stock. . . . . . . . . . . . . . . . . . . 1

ARTICLE II     PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . 2

Section        2.01   Purchase Price . . . . . . . . . . . . . . . . . . . . 2
Section        2.02   Deposit. . . . . . . . . . . . . . . . . . . . . . . . 2
Section        2.03   Payment of Purchase Price. . . . . . . . . . . . . . . 2
Section        2.04   Purchase Price Adjustments . . . . . . . . . . . . . . 3

ARTICLE III    CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE
               COMPANY AND THE SELLERS . . . . . . . . . . . . . . . . . . . 7

Section        4.01   Organization; Qualification. . . . . . . . . . . . . . 8
Section        4.02   Consents; Authorization; Execution and
                      Delivery of Agreement. . . . . . . . . . . . . . . . . 8
Section        4.03   Subsidiaries and Interests in Other Companies. . . . . 8
Section        4.04   Capital Stock; Interests . . . . . . . . . . . . . . . 8
Section        4.05   Ownership of Shares. . . . . . . . . . . . . . . . . . 9
Section        4.06   Real Property-Owned. . . . . . . . . . . . . . . . . . 9
Section        4.07   Real and Personal Property-Leased. . . . . . . . . . . 9
Section        4.08   Existing Contracts . . . . . . . . . . . . . . . . . .10
Section        4.09   Governmental Licenses. . . . . . . . . . . . . . . . .12
Section        4.10   Compliance with Law. . . . . . . . . . . . . . . . . .13
Section        4.11   No Violation of Existing Agreements. . . . . . . . . .13
Section        4.12   Litigation and Legal Proceedings . . . . . . . . . . .13
Section        4.13   Environmental Compliance . . . . . . . . . . . . . . .13
Section        4.14   Employees. . . . . . . . . . . . . . . . . . . . . . .14
Section        4.15   Employee Benefits. . . . . . . . . . . . . . . . . . .15
Section        4.16   Tax Matters. . . . . . . . . . . . . . . . . . . . . .16
Section        4.17   Financial Statements . . . . . . . . . . . . . . . . .17
Section        4.18   Subscribers; Agents. . . . . . . . . . . . . . . . . .19
Section        4.19   Insurance. . . . . . . . . . . . . . . . . . . . . . .19
Section        4.20   Brokers. . . . . . . . . . . . . . . . . . . . . . . .20
Section        4.21   Undisclosed Liabilities; Guarantees. . . . . . . . . .20
Section        4.22   Pricing of Services. . . . . . . . . . . . . . . . . .20
Section        4.23   Proprietary Rights . . . . . . . . . . . . . . . . . .20
Section        4.24   Accounts Receivable and Bad Debts. . . . . . . . . . .21
Section        4.25   Product Information. . . . . . . . . . . . . . . . . .21
Section        4.26   Certain Business Relationships . . . . . . . . . . . .21
Section        4.27   Officers and Directors and Certain Authorized
                      Persons. . . . . . . . . . . . . . . . . . . . . . . .22

Section        4.28   Disclosure . . . . . . . . . . . . . . . . . . . . . .22

ARTICLE V      PURCHASER'S REPRESENTATIONS . . . . . . . . . . . . . . . . .23

Section        5.01   Organization; Qualification. . . . . . . . . . . . . .23
Section        5.02   Consents; Authorization; Execution and Delivery of
                      Agreement. . . . . . . . . . . . . . . . . . . . . . .23
Section        5.03   Litigation and Legal Proceedings . . . . . . . . . . .23
Section        5.04   Brokers. . . . . . . . . . . . . . . . . . . . . . . .23
Section        5.05   No Distribution. . . . . . . . . . . . . . . . . . . .23
Section        5.06   Usury Rate . . . . . . . . . . . . . . . . . . . . . .23

ARTICLE VI     THE COMPANY'S, SELLERS' AND PURCHASER'S COVENANTS . . . . . .24

Section        6.01   Financial Statements and Cellular System
                      Information. . . . . . . . . . . . . . . . . . . . . .24
Section        6.02   Governmental Approvals . . . . . . . . . . . . . . . .24
Section        6.03   Third Party Consents; Closing Conditions . . . . . . .25
Section        6.04   Access . . . . . . . . . . . . . . . . . . . . . . . .25
Section        6.05   Conduct of Business. . . . . . . . . . . . . . . . . .26
Section        6.06   No Shopping. . . . . . . . . . . . . . . . . . . . . .29
Section        6.07   Employees. . . . . . . . . . . . . . . . . . . . . . .29
Section        6.08   Supplemental Disclosure. . . . . . . . . . . . . . . .29
Section        6.09   Section 338(h)(10) Elections . . . . . . . . . . . . .29

ARTICLE VII    CONDITIONS PRECEDENT TO PURCHASER'S
               OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . . . .30

Section        7.01   Accuracy of Representations and Warranties;
                      Performance of this Agreement. . . . . . . . . . . . .30
Section        7.02   Directors' Resolutions . . . . . . . . . . . . . . . .31
Section        7.03   Incumbency Certificate . . . . . . . . . . . . . . . .31
Section        7.04   Third Party Consents; FCC; Hart-Scott Act. . . . . . .31
Section        7.05   Due Diligence. . . . . . . . . . . . . . . . . . . . .31
Section        7.06   No Material Adverse Change . . . . . . . . . . . . . .32
Section        7.07   Normal Course of Business. . . . . . . . . . . . . . .32
Section        7.08   Section 338(h)(10) Elections . . . . . . . . . . . . .32
Section        7.09   Opinion of Counsel to Sellers. . . . . . . . . . . . .32
Section        7.10   Opinion of FCC Counsel to the Partnership. . . . . . .32
Section        7.11   Subscribers. . . . . . . . . . . . . . . . . . . . . .32
Section        7.12   Title Insurance; Estoppel. . . . . . . . . . . . . . .33
Section        7.13   Resignations of Officers and Directors . . . . . . . .33
Section        7.14   Payment of Indebtedness. . . . . . . . . . . . . . . .33

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

ARTICLE VIII   CONDITIONS PRECEDENT TO THE COMPANY'S
               AND EACH SELLER'S OBLIGATION TO CLOSE . . . . . . . . . . . .33

Section        8.01   Accuracy of Representations and Warranties;
                      Performance of this Agreement. . . . . . . . . . . . .33
Section        8.02   Directors' Resolutions . . . . . . . . . . . . . . . .33
Section        8.03   Incumbency Certificate . . . . . . . . . . . . . . . .33
Section        8.04   FCC; Hart-Scott Act. . . . . . . . . . . . . . . . . .34
Section        8.05   Opinion of Counsel to Purchaser. . . . . . . . . . . .34

ARTICLE IX     CASUALTY LOSSES . . . . . . . . . . . . . . . . . . . . . . .34

ARTICLE X      INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . .34

Section        10.01  Indemnification by Sellers . . . . . . . . . . . . . .34
Section        10.02  Indemnification by Purchaser . . . . . . . . . . . . .35
Section        10.03  Notice of Claims; Defense of Third Party Claims. . . .36
Section        10.04  Limitations. . . . . . . . . . . . . . . . . . . . . .37

ARTICLE XI     CONFIDENTIALITY AND PRESS RELEASES. . . . . . . . . . . . . .38

Section        11.01  Confidentiality. . . . . . . . . . . . . . . . . . . .38
Section        11.02  Press Releases . . . . . . . . . . . . . . . . . . . .38
Section        11.03  Disclosures Required By Law. . . . . . . . . . . . . .38

ARTICLE XII    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .39

Section        12.01  Breaches and Defaults; Opportunity to Cure . . . . . .39
Section        12.02  Termination. . . . . . . . . . . . . . . . . . . . . .39

ARTICLE XIII   BROKERS' FEES . . . . . . . . . . . . . . . . . . . . . . . .40

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

ARTICLE XIV    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .40

Section        14.01  Additional Instruments of Transfer . . . . . . . . . .40
Section        14.02  Notices. . . . . . . . . . . . . . . . . . . . . . . .40
Section        14.03  Expenses . . . . . . . . . . . . . . . . . . . . . . .41
Section        14.04  Sellers' Representatives . . . . . . . . . . . . . . .42
Section        14.05  Specific Performance . . . . . . . . . . . . . . . . .43
Section        14.06  Governing Law. . . . . . . . . . . . . . . . . . . . .43
Section        14.07  Assignment . . . . . . . . . . . . . . . . . . . . . .43
Section        14.08  Successors and Assigns . . . . . . . . . . . . . . . .44
Section        14.09  Amendments; Waivers. . . . . . . . . . . . . . . . . .44
Section        14.10  Entire Agreement . . . . . . . . . . . . . . . . . . .44
Section        14.11  Counterparts . . . . . . . . . . . . . . . . . . . . .44
Section        14.12  Severability . . . . . . . . . . . . . . . . . . . . .44
Section        14.13  Section Headings . . . . . . . . . . . . . . . . . . .44
Section        14.14  Interpretation . . . . . . . . . . . . . . . . . . . .44
Section        14.15  Further Assurances . . . . . . . . . . . . . . . . . .44
Section        14.16  Third Parties. . . . . . . . . . . . . . . . . . . . .45
Section        14.17  Waiver of Jury Trial . . . . . . . . . . . . . . . . .45

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

                                 DEFINED TERMS

          Term                                        Section Cite
          ----                                        ------------

   Adjustment Amount                                 Section 2.04(h)
   Adjustments                                       Section 2.04(g)
   Adjustment Pool                                    Section 2.03
   Agreed Adjustment Amount                          Section 2.04(h)
   Asserting Party                                    Section 10.03
   AT&T                                               Section 7.08
   Audited Historical Financial Statements           Section 4.17(a)
   Authorizations                                    Section 4.09(b)
   Balance Sheet Date                                Section 4.17(a)
   Base Price                                         Section 2.01
   Breaching Party                                    Section 12.01
   Budgets                                           Section 4.17(a)
   Business                                             Recitals
   Capital Expenditures Adjustment                   Section 2.04(d)
   Cellular Area                                        Recitals
   Cellular System                                      Recitals
   Cellular Authorizations                             Article III
   CERCLA                                             Section 4.13
   Claims                                              Article IX
   Closing                                             Article III
   Closing Certificate                               Section 2.04(h)
   Closing Date                                        Article III
   Code                                               Section 4.15
   Common Stock                                         Recitals
   Company Authorizations                            Section 4.09(a)
   Company Tax Liability                             Section 2.04(e)
   Contract Interests                                 Section 6.03
   Controlled Group Member                            Section 4.15
   CPUC                                               Section 4.09
   Current Assets                                    Section 2.04(a)
   Current Liabilities                               Section 2.04(a)
   Debt Adjustment                                   Section 2.04(f)
   Defending Party                                    Section 10.03
   Deposit                                            Section 2.02
   Deposit Escrow Agent                               Section 2.02
   Deposit Escrow Agreement                           Section 2.02
   Disclosing Party                                   Section 11.01
   DOJ                                                Section 7.04
   Elections                                         Section 6.10(a)

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

   Employee Benefit Plan                              Section 4.15
   Encumbrances                                       Section 1.01
   Environmental Laws                                 Section 4.13
   ERISA                                              Section 4.15
   Existing Contracts                                Section 4.08(b)
   FCC Authorizations                                  Article III
   Final Adjustment Amount                           Section 2.04(h)
   Final Order                                        Section 7.04
   Fleet Debt                                        Section 4.05(b)
   Form 8023-A                                       Section 6.10(b)
   FTC                                                Section 7.04
   GAAP                                              Section 2.04(a)
   Hart-Scott Act                                    Section 6.02(b)
   Hazardous Substance                                Section 4.13
   Indemnified Purchaser Parties                      Section 10.01
   Independent Accountants                           Section 2.04(h)
   Interim Financial Statements                       Section 6.01
   Interests                                         Section 4.04(b)
   IRS                                                Section 4.15
   Liquidated Damages Amount                          Section 2.03
   Loss                                               Section 10.01
   Material Adverse Effect                            Section 7.01
   Material Loss                                      Section 7.01
   Microwave Authorizations                            Article III
   Nine Month Income Statements                      Section 4.17(a)
   Non-Breaching Party                                Section 12.01
   Operating Budgets                                  Section 6.01
   Outside Date                                       Section 12.02
   Ownership Percentage                               Section 2.03
   Partnership                                          Recitals
   Partnership Agreement                             Section 4.01(b)
   Person                                             Section 4.03
   Phase I and II Assessments                        Section 6.04(b)
   Purchase Orders                                   Section 4.08(b)
   Purchase Price                                     Section 2.01
   Purchaser's Estimate                              Section 2.04(g)
   RCLA                                               Section 4.13
   RCRA                                               Section 4.13
   Recipient Party                                    Section 11.01
   Response Period                                   Section 2.04(h)
   Sellers' Estimate                                 Section 2.04(f)
   Sellers' Expense Reserve                           Section 14.04
   Sellers' Representative                            Section 14.04

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

   September Balance Sheets                          Section 4.17(a)
   Shares                                               Recitals
   Subordinated Note Amount                           Section 2.03
   Subordinated Promissory Note                       Section 2.03
   Subscriber                                        Section 2.04(a)
   Subscriber Adjustment                             Section 2.04(c)
   Survival Period                                    Section 10.05
   Target Number of Subscribers                      Section 2.04(a)
   Tentative Subscriber                              Section 2.04(a)
   Third Party Claim                                  Section 10.03
   Unrelated and Tax Liabilities Adjustment          Section 2.04(e)
   Working Capital Adjustment                        Section 2.04(b)

SCHEDULES
---------

1               Sellers
2.04(a)         Promotional Plans
4.01(a)         Charter of the Company
4.01(b)         Partnership Agreement of the Partnership
4.04(a)         Outstanding Shares of Company
4.04(b)         Outstanding Partnership Interests
4.07(a)         Real Property Leased by Partnership
4.07(b)         Personal Property Leased by Partnership
4.08(a)         Existing Contracts of Company
4.08(b)         Existing Contracts of Partnership
4.09(a)         Company Authorizations
4.09(b)         Partnership Authorizations
4.10            Violation of Laws
4.11            Violation of Existing Contracts
4.12            Litigation
4.13            Environmental Noncompliance
4.14            Employees of Partnership
4.15            Employee Benefit Plans
4.16(a)         Tax Noncompliance - The Company
4.16(b)         Tax Noncompliance - The Partnership
4.17(a)(i)      Audited Historical Financial Statements
4.17(a)(ii)     Current Financial Statements
4.17(a)(iii)    Budgets
4.17(c)         Changes since Balance Sheet Date
4.18            Subscribers; Agents
4.21            Guarantees
4.22            Rate Plans
4.23            Proprietary Rights
4.24            Subscriber Receivables
4.25            Manufacturers of Handsets
4.26            Certain Business Relationships
4.27            Officers, Directors and Certain Authorized Persons
6.01            Operating Budgets
14.04           Certain Payments from Sellers' Expense Reserve


EXHIBITS
--------

A               Deposit Escrow Agreement

B               Form of Subordinated Note

C               Form 8023-A

D               Opinion of Counsel for Sellers

E               Opinion of FCC Counsel for the Partnership

F               Opinion of Counsel for Purchaser

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of November 17, 1997 by and among DOBSON CELLULAR OF CALIFORNIA, INC., an Oklahoma corporation ("Purchaser"), CELLULAR 2000 TELEPHONE CO., a Delaware corporation (the "Company") and THE SHAREHOLDERS OF THE COMPANY, as set forth on SCHEDULE 1 hereto (individually, a "Seller" and collectively the "Sellers").

                                R E C I T A L S

     WHEREAS, Cellular 2000 (A Partnership), a general partnership formed under the laws of the State of Michigan (the "Partnership") owns all right, title and interest in those certain licenses granted by the Federal Communications Commission ("FCC") to provide cellular radio telephone service in the FCC's rural service area ("RSA") #4 in the State of California (the "Cellular Area") and owns and operates the non-wireline cellular telephone system (the "Business") in the Cellular Area (the "Cellular System"); and

     WHEREAS, the Company owns 75.018 percent of the outstanding partnership interests of the Partnership and thereby owns a controlling interest in the Partnership;

     WHEREAS, the Company has a capitalization consisting of 100,000 authorized shares of Common Stock, $1.00 par value per share (the "Common Stock") of which 76,522 shares are issued and outstanding (collectively, the "Shares"), of which Shares at least 93% thereof are owned by the Sellers in the respective amounts set forth opposite each Seller's name on SCHEDULE 4.04(a) hereto;

     WHEREAS, Purchaser desires to purchase the Shares from Sellers, and Sellers desire to sell the Shares to Purchaser, all subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                           PURCHASE AND SALE OF STOCK

     SECTION 1.01. TRANSFER OF STOCK. Except as otherwise provided and subject to the terms and conditions set forth in this Agreement, Sellers agree to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Sellers at the Closing, all of Sellers' right, title and interest in and to the Shares, free and clear of all options, pledges, obligations, security interests, liens, charges, rights of third parties, community property rights and other encumbrances (collectively, "Encumbrances").

                                   ARTICLE II
                                 PURCHASE PRICE

     SECTION 2.01. PURCHASE PRICE. The total unadjusted purchase price for the Shares shall be Sixty-Five Million Two Hundred Sixty-Five Thousand Five Hundred Fifty Dollars ($65,265,550) (the "Base Price"), as adjusted in accordance with the provisions of Section 2.04 hereof (as adjusted, the "Purchase Price").

     SECTION 2.02. DEPOSIT. Simultaneously with the execution of this Agreement, Purchaser is depositing as a good faith deposit $2.5 million (the "Deposit") with CoreStates Bank, N.A. (the "Deposit Escrow Agent"), to be held, invested and disbursed pursuant to the terms of the Deposit Escrow Agreement substantially in the form of EXHIBIT A attached hereto (the "Deposit Escrow Agreement"). If the Closing occurs, then the Deposit and all earnings on the Deposit shall be paid to Sellers in accordance with each Seller's Ownership Percentage (as defined herein) pursuant to the Deposit Escrow Agreement and the full amount of the Deposit and the earnings thereon shall be credited against and deducted from the Purchase Price to be paid at the Closing by Purchaser for the Shares. If the Sellers terminate this Agreement in accordance with the provisions of Section 12.02(d), and at the time of such termination none of the Sellers nor the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and the conditions set forth in Sections 7.04 and
7.06 shall have been satisfied, then Sellers shall be entitled to the Deposit as liquidated damages (the "Liquidated Damages Amount"), which Liquidated Damages Amount the parties agree is a fair and reasonable measure of the damages that Sellers would sustain as a result of such termination. Notwithstanding anything else set forth in this Section 2.02, Sellers' sole and exclusive recourse in the event Sellers terminate this Agreement in accordance with the provisions of Section 12.02(d), including as a result of Purchaser's breach of its representations or obligations under this Agreement prior to Closing, shall be to receive the Deposit. In any other case if the Closing does not occur, then, pursuant to the Deposit Escrow Agreement, the Deposit and all earnings thereon shall be paid to Purchaser. All payments by the Deposit Escrow Agent shall be made in accordance with the procedures and other provisions set forth in the Deposit Escrow Agreement.

     SECTION 2.03. PAYMENT OF PURCHASE PRICE. On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall pay to each Seller an amount equal to the product of (a) the Purchase Price LESS (i) five percent of the Purchase Price ("Adjustment Pool"), (ii) the Deposit and all earnings thereon which are paid to Sellers at Closing, (iii) an amount equal to $4.5 million (the "Subordinated Note Amount") and (iv) the Sellers' Expense Reserve provided for in Section 14.04 and (b) the quotient determined by DIVIDING (i) the number of Shares owned by such Seller by (ii) the number of outstanding shares of Common Stock determined on a fully diluted basis (the "Ownership Percentage"). In addition, the Purchaser shall deliver on the Closing Date to Sellers' Representatives, as agents and trustees for Sellers as provided in Section 14.04 hereof, a subordinated promissory note substantially in the form attached as EXHIBIT B hereto (the "Subordinated Promissory Note") in the principal amount of $4.5 million.

     SECTION 2.04.  PURCHASE PRICE ADJUSTMENTS.

     (a) As used in this Section 2.04, the following terms shall have the meaning set forth below:

     "CURRENT ASSETS" means the Partnership's (i) accounts receivable that are current to less than 91 days past due, net of a reserve for bad debts, which reserve shall equal the sum of the following amounts: zero percent (0%) of such accounts receivable that are not past due or that are thirty (30) or fewer days past due, ten percent (10%) of such accounts receivable that are more than thirty (30) or fewer days past due, but less than sixty-one (61) days past due and fifty percent (50%) of such accounts receivable that are more than sixty (60) but less than ninety-one (91) days past due; (ii) inventory of cellular telephone handsets and ancillary equipment held for sale to subscribers and which is not obsolete and will reasonably be expected based on past practices to be consumed in the normal course of business within six months after the Closing (the "Inventory"); and (iii) prepaid items which Purchaser will receive the benefit of after the Closing such as prepaid rent, insurance, property taxes, utility charges, fees and deposits paid, all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP. Refurbished cellular telephone handsets shall not be included in the Inventory for purposes of calculating Current Assets.

     "CURRENT LIABILITIES" means the Partnership's (i) subscriber deposits received, (ii) deferred revenue, (iii) employee vacation and sick pay expense (whether or not to be paid or time taken after the Closing), (iv) to the extent not paid by the Partnership prior to Closing, salaries, bonuses, fringe benefits and other remuneration payable to employees of the Partnership, (v) all trade payables and accrued expenses including, without limitation, taxes, utility charges, special assessments, commissions and fees, all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP.

     "GAAP" means generally accepted accounting principles consistently applied.

     "SUBSCRIBER" means a person or entity subscribing for cellular telephone service on the Cellular System for at least the 30 consecutive day billing cycle of the Cellular System ("Billing Cycle") ending on or prior to the Closing Date who (i) pays for service under the Cellular System's normal rate plan for that category of subscriber, (ii) has paid for at least one full Billing Cycle's service and whose account is active within the normal practices and procedures of the Cellular System and in no case is more than 90 days past due, (iii) was obtained as a subscriber in the normal course of business of the Cellular System consistent with past practice and not as a result of (A) marketing efforts that are not customary in the cellular telephone industry generally or which were not utilized by the Partnership during 1996 and 1997 on a regular basis or (B) any other plans for which the Partnership failed to obtain Purchaser's prior written consent. SCHEDULE 2.04(a) attached hereto sets forth all marketing and promotional plans the Partnership has used, is using or proposes to use, from September 30, 1996 to the Closing to acquire subscribers; provided, however, that the Partnership shall be free to alter, add to or delete any such plans, as it reasonably determines may be appropriate to meet market conditions subject only to Purchaser's approval, which approval shall not be unreasonably withheld or delayed.

     "TARGET NUMBER OF SUBSCRIBERS" means (i) on November 30, 1997, 14,600;
(ii) prior to November 30, 1997, 14,600 minus the product of (x) 170 and (y) the number of 30-day periods that will elapse from the Closing Date to November 30, 1997 (pro rated for any partial 30 day period; or (iii) 14,600 plus the product of (x) 170 and (y) the number of 30-day periods elapsed from November 30, 1997 to the Closing Date (pro rated for any partial periods of less than 30 days).

     "TENTATIVE SUBSCRIBER" means a person or entity which as of the Closing Date meets all of the requirements for being a "Subscriber" (as defined in this Section 2.04(a)) except for the failure to have been a cellular telephone service customer for the full Billing Cycle immediately prior to the Closing Date.

     (b) WORKING CAPITAL ADJUSTMENT. The Base Price shall be increased (or decreased) by an amount equal to 75.018 percent of the amount by which Current Assets exceeds (or is less than) Current Liabilities as of the Closing Date (such increase or decrease in the Base Price being referred to herein as the "Working Capital Adjustment").

     (c) SUBSCRIBER ADJUSTMENT. The Base Price shall be decreased by 75.018 percent of the product of (i) $300.00 and (ii) the excess of the Target Number of Subscribers over the number of Subscribers as of the Closing Date (such decrease in the Base Price being referred to herein as the "Subscriber Adjustment"); PROVIDED, HOWEVER, for purposes of determining the Subscriber Adjustment, a Tentative Subscriber shall be counted as a Subscriber as of the Closing Date if as of the end of the Partnership's normal Billing Cycle which commences after the Closing Date such Tentative Subscriber is still an active cellular telephone service customer of the Cellular System and has paid all charges for service when due.

     (d) CAPITAL EXPENDITURES ADJUSTMENT. If the Partnership has made the capital expenditures reflected in the Partnership's 1997 Budget for the period from January 1, 1997 to August 15, 1997 in amount of not less than $4,814,000, then the Base Price shall be increased by 75.018 percent of the dollar amount of capital expenditures incurred and paid for by the Partnership during the period from August 29, 1997 to the Closing Date (such increase in the Base Price being referred to herein as the "Capital Expenditures Adjustment"); provided that Purchaser has given the Company its prior written consent for the amount, type and purpose of each such capital expenditure which consent shall not be withheld unreasonably, and shall solely be for the purpose of determining the allowable amount of the Capital Expenditure Adjustment.

     (e) UNRELATED AND TAX LIABILITIES ADJUSTMENT. The Base Price shall be decreased by 100 percent of the amount of any outstanding liabilities and obligations of, and any claims against, the Company which are known by the Company or the Sellers as of the Closing Date which (i) are not directly related to the Company's ownership interest in the Partnership (the "Company Unrelated Liabilities") or (ii) are for the payment of taxes, penalties and interest with respect to the Company's or the Partnership's operations prior to the Closing Date, including without limitation, liabilities resulting from the Company's failure to qualify as an S corporation within the meaning of
Section 1361 of the Code for all periods prior to the Closing Date (the "Company Tax Liabilities") (such decrease in the Base Price being referred to herein as the "Unrelated and Tax Liabilities Adjustment").

     (f) DEBT ADJUSTMENT. The Base Price shall be decreased by (i) 100% of the outstanding indebtedness of the Company for borrowed money (including capitalized lease obligations and interest and prepayment premiums) as of the Closing and (ii) 75.018 percent of the sum of (A) the amount of outstanding indebtedness of the Partnership for borrowed money (including capitalized lease obligations and interest and prepayment premiums) as of the Closing and
(B) the amount of accrued and unpaid management fees owed by the Partnership as of the Closing (such decrease in the Base Price being referred to herein as the "Debt Adjustment"); provided that prepayment premiums shall only be treated as indebtedness for purposes of the Debt Adjustment to the extent Purchaser pays same in connection with the payment at the Closing of indebtedness of the Company and/or the Partnership.

     (g) PURCHASER'S AND SELLERS' ESTIMATES. Sellers' Representative shall prepare and submit to Purchaser, not later than 5 business days prior to the Closing Date, a written good faith estimate of the amount of the Working Capital Adjustment, Subscriber Adjustment, Capital Adjustment, Unrelated and Tax Liabilities Adjustment and Debt Adjustment (collectively, the "Adjustments") in accordance with this Section 2.04 and Sellers' estimate of the Purchase Price resulting from the Adjustments ("Sellers' Estimate"). Sellers' Estimate shall be accompanied by detailed supporting documents, work papers, subscriber records and other data supporting each Adjustment and Sellers' Estimate. The Sellers' Estimate shall be based upon the books and records of the Partnership and the Company. The Sellers' Estimate shall be accompanied by a certificate signed by the Sellers' Representative certifying that Sellers' Estimate was calculated in good faith and in accordance with the provisions of this Section 2.04. After the delivery of Sellers' Estimate and prior to the Closing, Purchaser and Sellers' Representative shall attempt to resolve any disputes between Sellers' Representative and Purchaser with respect to Sellers' Representative's proposed Adjustments. In connection therewith, Purchaser shall have full access to all records of the Company and the Partnership related to Sellers' Representative proposed Adjustments. Prior to Closing, Purchaser shall advise Sellers' Representative in writing as to any dispute Purchaser has with Sellers' Estimate and provide the Sellers' Representative with Purchaser's calculation of the Adjustments and the Purchase Price, accompanied by a certificate signed by the President or Chief Financial Officer of Purchaser certifying that Purchaser's calculation was made in good faith and shall be accompanied by supporting documents and information, to the extent the same is available to Purchaser ("Purchaser's Estimate"). In the event that (i) Purchaser's Estimate of the Purchase Price is less than $25,000 less than Sellers' Estimate, the Closing shall proceed with the Purchase Price based upon Sellers' Estimate; or (ii) the Purchaser's Estimate of the Purchase Price is more than $25,000 less than Sellers' Estimate, then the mid-point between Sellers' Estimate and Purchaser's Estimate shall be used as the Purchase Price for purposes of the Closing.

     (h) POST-CLOSING ADJUSTMENTS. Within 120 days after the Closing Date, Purchaser shall deliver to the Sellers' Representative a certificate (the "Closing Certificate") signed by the President or Chief Financial Officer of Purchaser providing a compilation of the Adjustments to be made pursuant to this Section 2.04, including any changes in the Adjustments used to determine the Purchase Price at Closing, together with a statement of any additional amount owing to either party

(the "Adjustment Amount"), a copy of any supporting documents, work papers, Subscriber records and other data relating to such Closing Certificate and such other supporting evidence as the Sellers' Representative may reasonably request either prior to or after delivery thereof. If the Sellers' Representative shall conclude that the Closing Certificate does not accurately reflect the Adjustments to be made to the Base Price in accordance with this Section 2.04 and the Adjustment Amount, the Sellers' Representative shall, within 30 days after his receipt of the Closing Certificate (such 30 day period being referred to as the "Response Period"), deliver to Purchaser a written statement of any discrepancies believed to exist. If the Sellers' Representative fails to so notify Purchaser of any discrepancies, then the calculation of the Purchase Price set forth in the Purchaser's Closing Certificate shall be controlling for all purposes hereof and, on or before the fifth (5th) day following the expiration of the Response Period, (i) if the Purchaser is obligated to pay the Sellers the Adjustment Amount, the Purchaser shall pay each Seller the product of (x) the sum of (A) the Adjustment Amount and (B) the Adjustment Pool; and (y) such Seller's Ownership Percentage as determined on the Closing Date; (ii) if the Sellers are obligated to pay the Purchaser the Adjustment Amount, and such Adjustment Amount is less than the Adjustment Pool, the Purchaser shall pay each Seller the product of (x) the difference between (A) the Adjustment Pool and (B) the Adjustment Amount; and (y) such Seller's Ownership Percentage; (iii) if the Sellers are obligated to pay the Purchaser the Adjustment Amount and such Adjustment Amount is greater than the Adjustment Pool, then Sellers shall pay the Purchaser the difference between the Adjustment Amount and the Adjustment Pool and the Purchaser shall retain the Adjustment Pool. On or before the fifth day following the earlier to occur of the expiration of the Response Period and the date Purchaser receives Sellers' Representative's statement of discrepancies, Purchaser or the Sellers, as the case may be, shall pay the portion of the Adjustment Amount, if any, as to which there is no discrepancy (the "Agreed Adjustment Amount") and in accordance with each Seller's Ownership Percentage, if the Agreed Adjustment Amount is owing from the Purchaser. Purchaser and the Sellers' Representative shall use good faith efforts to jointly resolve their discrepancies within 15 days of Purchaser's receipt of the Sellers' Representative's written statement of discrepancies, which resolution, if achieved, shall be binding upon the Sellers and Purchaser and not subject to further dispute or review. In the event Purchaser and Sellers' Representative are unable to resolve their differences within such fifteen (15) day period, then either party may request that the matter be resolved by Price Waterhouse (the "Independent Accountants"). In submitting a dispute to the Independent Accountants, each of the parties shall furnish, at its own expense, the Independent Accountants and the other party with such documents and information as the Independent Accountants may reasonably request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with the appropriate copies and notification being given to the other party. The Independent Accountants may conduct a conference concerning the disagreements between Sellers' Representative and Purchaser at which conference each party shall have the right to present additional documents, material and other evidence and to have present its advisors, accountants and counsel. The Independent Accountants shall promptly render a decision on the issues presented and shall provide the Purchaser and the Sellers' Representative with a statement of the amount owing (the "Final Adjustment Amount"), and such decision shall be final and binding on the parties. The fees and expenses of the Independent Accountants shall be divided equally between Purchaser, on the one hand, and Sellers, on the other hand. Within 5 days of receipt of the Independent Accountants' decision with respect to such dispute, (i) if Purchaser is determined to owe the Final Adjustment Amount to the Sellers, Purchaser shall pay each Seller the product of (x) the sum of the Final Adjustment Amount and the Adjustment Pool and (y) such Seller's Ownership Percentage; (ii) if the Sellers are determined to owe an amount to Purchaser, (x) Sellers shall pay the Final Adjustment Amount less the Adjustment Pool to Purchaser if the Final Adjustment Amount is greater than the Adjustment Pool and the Purchaser shall retain the Adjustment Pool or (y) Purchaser shall pay to each Seller the product of (A) the excess of the Adjustment Pool over the Final Adjustment Amount if the Adjustment Pool is greater than the Final Adjustment Amount and
(B) such Seller's Ownership Percentage. All amounts owed by Purchaser or Sellers to the other in accordance with this Section 2.04(h) shall be paid by wire transfer of immediately available funds and shall not bear any interest. Any amount due Purchaser from Sellers under this Section 2.04(h) and not paid when due may also be offset from the payments due to Sellers (or Sellers' Representative as their agent) under the Subordinated Promissory Notes.

                                   ARTICLE III
                                     CLOSING

     Subject to the terms and conditions hereof, the closing (the "Closing") shall take place at the offices of Edwards & Angell, 2800 Hospital Trust Tower, Providence, Rhode Island 02903, on the date (the "Closing Date") which is the latest of (a) the tenth (10th) day after the date that (i) the FCC consents to the transfer of control of the Partnership's licenses to Purchaser, including the FCC licenses, consents, permits and authorizations to operate a cellular telephone system in the Cellular Area (the "Cellular Authorizations") and microwave paths used in connection with such cellular operations (the "Microwave Authorizations" and together with the Cellular Authorizations, the "FCC Authorizations") to the Purchaser becomes a a Final Order (as defined in Section 7.04) or (ii) if applicable, Sellers' Representative receives from Purchaser the Final Waiver Notice (as defined in
Section 7.04), or (b) the fifth (5th) day after the expiration or early termination of the waiting period under the Hart-Scott Act.

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers, jointly and severally (severally and not jointly with respect to Section 4.05(a) below), represent, warrant, covenant and agree that:

     SECTION 4.01. ORGANIZATION, QUALIFICATION. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to own and operate its properties and to carry on its business as now being conducted or proposed to be conducted. The Company is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of property or the conduct of its business requires such qualification. Attached hereto as SCHEDULE 4.01(a) is a true and complete copy of the Certificate of Incorporation, as amended to date, of the Company.

     (b) The Partnership is a general partnership duly organized, validly existing and in good standing under the laws of the State of Michigan and has all necessary power and authority to own and operate its properties and to carry on its business as now being conducted or proposed to be conducted.
The Partnership is duly qualified or licensed to do business as a foreign partnership in good standing in the jurisdictions in which the ownership of property or the conduct of its business requires such qualification.
Attached hereto as SCHEDULE 4.01(b) is a true and complete copy of the Partnership Agreement (the "Partnership Agreement") of the Partnership.

     SECTION 4.02. CONSENTS, AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT. Each Seller has full power, authority and capacity, and the Company has full corporate power, authority and capacity to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Company has duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other proceedings, corporate or otherwise, on the part of Sellers or the Company are necessary to approve and authorize the execution and delivery of this Agreement by Sellers and the Company and the consummation by Sellers and the Company of the transactions contemplated hereby, subject to the other governmental and third-party consents referred to in Section 7.04. This Agreement constitutes a valid and binding agreement of each Seller and the Company enforceable against Sellers and the Company in accordance with its terms.

     SECTION 4.03. SUBSIDIARIES AND INTERESTS IN OTHER COMPANIES. (a) Other than its interest in the Partnership, the Company has no subsidiaries, and does not own or control any shares or other securities of, or have any other proprietary interest in, any individual, corporation, partnership, limited liability company, joint venture, business association or other entity (a "Person").

     (b) The Partnership has no subsidiaries and does not own or control any shares or other securities of, or have any other proprietary interest in, any Person.

     SECTION 4.04. CAPITAL STOCK; INTERESTS. (a) The authorized capital stock of the Company consists of 100,00 shares of Common Stock, of which 76,522 shares are issued and outstanding. SCHEDULE 4.04(a) accurately sets forth the record and beneficial owners of the Company's outstanding shares of Common Stock and the number of shares owned by each shareholder. Except as set forth on SCHEDULE 4.04(a), there are no subscriptions, options, warrants, calls, rights, tag-along rights, drag-along rights, rights of first refusal, contracts, commitments, voting trusts, proxies, understandings, restrictions or arrangements relating to the issuance, voting, sale or transfer by the Sellers or the Company of any shares of such capital stock, including rights of conversion or exchange under any outstanding securities or other instruments. All outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid, non-assessable and free of preemptive rights. There are no accrued dividends or other amounts due and owing with respect to the Shares.

     (b) SCHEDULE 4.04(b) accurately sets forth the record and beneficial owners of the partnership interests (the "Interests") in the Partnership and the percentage interest owned by each partner. All Interests have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. With respect to the Interest held by the Company, the Company has satisfied all capital calls, contribution requirements and similar obligations to make contributions or investments. The Company is not in default under the Partnership Agreement of the Partnership (the "Partnership Agreement") or any other instrument setting forth the rights and obligations of the Company as owner of an Interest in the Partnership.
Except as set forth on SCHEDULE 4.04(b), there are no subscriptions, options, warrants, calls, rights, tag-along rights, drag-along rights, rights of first refusal, contracts, commitments, voting trusts, proxies, understandings, restrictions or arrangements relating to the Interests other than as set forth in the Partnership Agreement, including without limitation, any agreement or commitment of the Company to deliver or sell its Interest in the Partnership.

     (c) A true and correct copy of the Partnership Agreement together with all amendments and supplements thereto is attached hereto as SCHEDULE 4.04(c).

     SECTION 4.05. OWNERSHIP OF SHARES. (a) Each Seller is the record and beneficial owner of the Shares set forth opposite its name on SCHEDULE 4.04(a). Each Seller has, and will convey to Purchaser at Closing, good and marketable title to the Shares, free and clear of all Encumbrances of any kind whatsoever.

     (b) The Company is the record and beneficial owner of the Interest set forth opposite its name on SCHEDULE 4.04(b), free and clear of all Encumbrances of any kind whatsoever except for Encumbrances arising from the Partnership's indebtedness to Fleet National Bank, a national banking association ("Fleet Debt").

     SECTION 4.06. REAL PROPERTY - OWNED. Neither the Company nor the Partnership owns any real property. The real property leased by the Partnership related to the Business has never been owned by the Company or the Partnership.

     SECTION 4.07. REAL AND PERSONAL PROPERTY - LEASED. The Company does not own or lease any real or personal property. Set forth on SCHEDULE 4.07(a) (in the case of real property) and SCHEDULE 4.07(b) (in the case of personal property), are true and accurate listings of all real and personal property leases to which the Partnership is a party (other than personal property leases with annual payments of less than $2,000 and which leases, together with the other contracts and agreements not required to be disclosed in the aggregate have annual payments of less than $25,000 or which are terminable without penalty on one month or less notice) setting forth (i) the name of the lessor and (ii) with respect to the real property leases, a description of the property leased and its use. Except as set forth on
SCHEDULE 4.07(a) (in the case of leased real property) and SCHEDULE 4.07(b) (in the case of leased personal property), all of the leases set forth are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) the Partnership and each other party thereto have complied with all respective covenants and provisions of such leases, (iv) neither the Partnership nor any other party is in default in any respect under any such leases, (v) no party has asserted any defense, set off, or counter claim thereunder, (vi) no waiver, indulgence or postponement of any obligations thereunder have been granted by any party, and (vii) the validity or enforceability of any such lease will be in no way affected by the sale of the Shares to Purchaser.

     SECTION 4.08. EXISTING CONTRACTS. (a) Except as set forth on SCHEDULE 4.08(a) hereto, the Company is not a party to any contract, commitment or agreement (written or oral).

     (b) SCHEDULE 4.08(b) hereto sets forth (i) all contracts, commitments and other agreements (other than standard subscriber agreements for cellular service) in effect on the date hereof with the Partnership's subscribers, all leases to which the Partnership is a party (other than leases described on SCHEDULES 4.06(a) or 4.07(a), and (ii) all other contracts, credit agreements, notes, debentures, instruments, mortgages, trusts, commitments and agreements (other than leases described on SCHEDULES 4.06(a) or 4.07(a) and agreements with annual payments of less than $2,000 and which agreements, together with the other leases and contracts not required to be disclosed, in the aggregate have annual payments of less than $25,000 or which are terminable without penalty on one month or less notice) or commitments (written or oral) to which the Partnership is a party which relate to the ownership or the operation of the Business (the "Existing Contracts") including, without limitation, the following:

          (i) all purchase orders, agreements and commitments, other than the purchase orders that are included in the Budgets ("Purchase Orders"), for the purchase or sale of advertising, services, materials, products or supplies which (x) involve aggregate payments by the Partnership of more than $2,000 or (y) involve aggregate payments to the Partnership of more than $25,000, or (z) which were entered into other than in the ordinary course of business of the Partnership;

          (ii) all written employment contracts with any officer, consultant, director or employee of the Company or any partner, consultant or employee of the Partnership and any such oral contracts which are not terminable at will by the Partnership;

          (iii) all written and oral plans, contracts or arrangements providing for stock options or share purchases, bonuses, pensions, deferred or incentive compensation, retirement or severance payments, profit-sharing, insurance or other benefit plans or programs for any officer, consultant, director, shareholder or employee of the Company or any partner, consultant or employee of the Partnership;

          (iv) all contracts for construction or for the purchase of real estate, improvements, fixtures, equipment, machinery and other items which under GAAP constitute capital expenditures and which individually or in the aggregate for any related group of items involve expenditures of the Partnership in excess of $2,000;

          (v) all contracts relating in any way to direct or indirect indebtedness for borrowed money or evidenced by a bond, debenture, note or other evidence of indebtedness (whether secured or unsecured) of or to the Partnership, including but not limited to, indebtedness by way of lease or installment purchase arrangement, guarantee, reimbursement obligations pertaining to letters of credit, purchase price discount obligations, undertakings on which others rely in extending credit, or otherwise, and all mortgages, pledges, conditional sales contracts, chattel and purchase-money mortgages and other security arrangements with respect to any real estate, improvements, equipment, other personal property or fixtures, used or owned by the Partnership, except in each case for contracts individually involving less than $5,000 and in the aggregate less than $25,000;

          (vi) all agreements with agents, sales representatives, suppliers, distributors, advertising agencies, insurance companies, manufacturers, brokers and vendors involving the payment or receipt of more than $5,000 per year;

          (vii) all licenses, sublicenses, franchises, and royalty, joint venture, partnership, profit or expense sharing or similar agreements;

          (viii) all agreements relating to the acquisition by the Partnership of the assets, stock or business of another company including any predecessor entity;

          (ix) all material agreements related to the expansion of any current product or service or the launch of any new product or service, including those related to new markets;

          (x) all material software license and servicing agreements relating to the Partnership's data processing operations;

          (xi) all contracts restricting the Partnership from engaging in any line of business or competing with any Person or in any geographical area, or from using or disclosing any information in its possession (other than routine supplier and customer confidentiality agreements);

          (xii) all contracts or commitments with any affiliate of the Company or the Partnership and all contracts or commitments not made in the ordinary course of its business;

          (xiii) all commitments, contracts or agreements which are expected to result in any loss upon completion of performance thereof in excess of $5,000;

          (xiv) all other contracts, except those which are (x) cancelable on 30 days' or less notice without any penalty or other financial obligation or (y) if not so cancelable, involve annual aggregate payments by or to the Partnership of $5,000 or less.

     (c) The Sellers have heretofore delivered to Purchaser true and correct copies of the Existing Contracts. Except as disclosed on SCHEDULE 4.08(b), neither the Company nor any Seller has knowledge of any breach, anticipated breach, or violation by the other parties to any Existing Contract. The Existing Contracts are valid, binding, and in full force and effect and the Partnership is in compliance with its obligations under such Existing Contracts. Except for the Existing Contracts and the Purchase Orders, the Partnership has not entered into any other contract, commitment or agreement (other than agreements with annual payments of less than $2,000 and which agreements, together with the other leases and contracts not required to be disclosed, in the aggregate have annual payments of less than $25,000 or which are terminable without penalty on one month or less notice) relating to the ownership of or the operation of the Business, including, but not limited to, rights-of-way, rights of entry, licenses, easements, leases, or guaranty agreements. There are no claims by third parties that the Partnership is required to enter into other agreements to enable it to continue to own and operate the Business as it is presently being operated.

     SECTION 4.09. GOVERNMENTAL LICENSES. (a) Except as set forth on SCHEDULE 4.09(a), the Company holds all necessary licenses, consents, permits, approvals and authorizations of public and governmental bodies which are required in connection with the ownership and operation of the Company's business (collectively referred to as the "Company Authorizations"). All Company Authorizations are in full force and effect. The Company has complied with the terms of the Company Authorizations which it holds and there are no pending modifications, amendments or revocations of the Company Authorizations which would adversely affect the ownership or the operation of its business. All fees due and payable from the Company to governmental authorities pursuant to the Company Authorizations have been paid. All reports required of the Company to be filed in connection with the Company Authorizations have been timely filed and are accurate and complete. True and correct copies of the Company Authorizations, and all amendments thereto to the date hereof, have been delivered by Sellers to Purchaser and are identified on SCHEDULE 4.09(a) hereto.

     (b) Except as set forth on SCHEDULE 4.09(b), the Partnership holds all necessary licenses, consents, permits, approvals and authorizations of public and governmental bodies including, without limitation, the FCC Authorizations, authorizations from the California Public Utilities Commission (the "CPUC") and other state, counties and municipalities served by the Business, which are required in connection with the ownership and operation of the Business (collectively referred to as the "Authorizations"). All Authorizations are in full force and effect. The Partnership has complied with the terms of the Authorizations which it holds and there are no pending modifications, amendments or revocations of the Authorizations which would adversely affect the ownership or the operation of the Business. All fees due and payable from the Partnership to governmental authorities pursuant to the Authorizations have been paid. All reports required of the Partnership to be filed in connection with the Authorizations have been timely filed and are accurate and complete. True and correct copies of the Authorizations, and all amendments thereto to the date hereof, have been delivered by Sellers to Purchaser and are identified on
SCHEDULE 4.09(b) hereto. The ownership and the operation of the Business by the Partnership are not subject to regulation or supervision by any applicable state public utilities commission or other similar state governmental instrumentality other than the CPUC.

     SECTION 4.10. COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 4.10, Sellers, the Company and the Partnership are currently complying with and have so complied with, and are not in default under, in violation or contravention of, any statute, law (including environmental or employment laws), ordinance, decree, order, rule, regulation of any governmental body applicable to the business of the Company or the Business, including, without limitation, the rules and regulations of the FCC and the CPUC.

     SECTION 4.11. NO VIOLATION OF EXISTING AGREEMENTS. Subject to the consents for the Existing Contracts identified on SCHEDULE 4.11, the execution, delivery and performance of this Agreement by the Sellers and the Company and Sellers' transfer of the Shares to Purchaser (i) will not violate any provisions of any law or any provision of the Company's certificate of incorporation or by-laws (except with respect to the rights of first refusal held by the Company and its shareholders, as set forth therein, which the Company and Sellers hereby waive), or the Partnership Agreement, (ii) will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any Existing Contracts, and (iii) will not result in the creation of any Encumbrance upon the assets of the Partnership.

     SECTION 4.12.  LITIGATION AND LEGAL PROCEEDINGS.  Except as set forth on
SCHEDULE 4.12, there is no outstanding judgment against the Company, the Partnership or any Seller or any director, officer or stockholder of the Company or any officer or partner of the Partnership affecting the Business or the Shares or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. Except as set forth on SCHEDULE 4.12, there is no claim, litigation, proceeding or investigation pending, or, to the Company's or any Seller's knowledge, threatened, against the Company, the Partnership or any Seller or any director, officer or stockholder of the Company or any officer or partner of the Partnership affecting the Business or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and there is no basis for any such claim, litigation, proceeding or investigation. Except as set forth on SCHEDULE 4.12, there are no proceedings pending to which the Company, the Partnership, any Seller or any director, officer or stockholder of the Company or any officer or partner of the Partnership is a party or, to the Company's or any Seller's knowledge, threatened, nor any demands by any governmental agency, utility or other party, to terminate, modify or adversely change the terms and conditions of the Company's rights with respect to the Company Authorizations, the Partnership's rights with respect to the Authorizations or Existing Contracts.

     SECTION 4.13.  ENVIRONMENTAL COMPLIANCE.  (a)  Except as set forth on
SCHEDULE 4.13 hereto, (i) none of the Sellers, the Company or the Partnership has received any notice alleging any violation of any Environmental Law; (ii) each of the Company and the Partnership is in compliance with all Environmental Laws; (iii) each of the Company and the Partnership has obtained and complies with all required governmental environmental permits with respect to its business as presently conducted; (iv) neither the Company nor the Partnership has generated, used, transported, treated, stored, released or disposed of, or suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) with respect to its business in violation of any Environmental Laws (as hereinafter defined); (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with Partnership's ownership and conduct of the Business, the Company's ownership and conduct of its business or on, in or under any property or facility used, owned or leased by the Partnership or any adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Environmental Laws or which would require reporting to or notification of any governmental entity; (vi) no friable asbestos or polychlorinated biphenyl, and no underground storage tank, is contained in or located on or under any property or facility owned, used or leased by the Partnership or the Company; and (vii) any Hazardous Substance handled or dealt with in any way with respect to the business of the Company or the Partnership, or during the Partnership's or the Company's ownership of its business, has been and is being handled or dealt with in compliance with all Environmental Laws.

          (b) For purposes of this Agreement, the term "Hazardous Substance" shall mean any substance which, as of the date of this Agreement, is listed as hazardous or toxic in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Response Compensation and Liability Act ("RCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or listed as a hazardous substance under any applicable state environmental laws, or any substance which has been determined by regulation, ruling or otherwise by any agency or court to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products.

          (c) For purposes of this Agreement, the term "Environmental Laws" shall mean CERCLA, RCRA, RCLA and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all governmental authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including but not limited to those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     SECTION 4.14. EMPLOYEES. (a) The Company does not currently have, and never had, any employees, and is not a party to any employment contract.
SCHEDULE 4.14 sets forth a true and complete list of the names and salaries of all employees of the Partnership. Such employees are employees at will. The Partnership has withheld all amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to its employees and is not liable for any arrears of wages or any taxes for failure to comply with any of the foregoing. There are no collective bargaining agreements covering any of the employees of the Partnership. The Partnership has not breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any of its employees. No consent of any union (or similar group or organization) is required in connection with the consummation of the transactions contemplated hereby. There are no pending, or, to the Partnership's knowledge threatened or anticipated, and, there is no factual basis for any (a) employment discrimination (including age, sex, racial or handicap discrimination) charges or complaints against or involving the Partnership, before any federal, state, or local board, department, commission or agency or (b) unfair labor practice charges or complaints, disputes or grievances affecting the Partnership. There are no pending, or, to the Partnership's knowledge threatened or anticipated (a) union representation petitions respecting the employees of the Partnership, (b) efforts being made to organize any of the employees of the Partnership, or (c) strikes, slow downs, work stoppages, or lockouts or threats affecting the Partnership.

     SECTION 4.15. EMPLOYEE BENEFITS. Except as set forth on SCHEDULE 4.15 attached hereto, neither the Company nor the Partnership has any pension plan, profit sharing plan, deferred compensation plan, stock option or stock bonus plan, saving plan, or other benefit plan, policy, practice, or procedure or contract concerning employee benefits or fringe benefits of any kind (collectively, "Employee Benefit Plans"), whether or not governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth on SCHEDULE 4.15, the Partnership is not a party to any employment contract. Except as set forth on SCHEDULE 4.15 attached hereto, no officer, director or employee of the Partnership participates or is eligible to participate in a "defined benefit pension plan" as defined in Section 3(35) of ERISA, maintained or made available by the Partnership. Except as set forth on
SCHEDULE 4.15 attached hereto, neither the Partnership nor any Controlled Group Member maintains or contributes to, or ever maintained or contributed to, a plan under which any employee of the Partnership participates or is eligible to participate subject to Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). The term "Controlled Group Member" means any trade or business (whether or not incorporated) which is, or was at any relevant time, aggregated with the Partnership pursuant to Section 414(b), (c), (m) or (o) of the Code. Except as set forth on SCHEDULE 4.15 attached hereto, neither the Partnership nor any ERISA Affiliate has participated in or made contributions to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. The term "ERISA Affiliate" means each trade or business (whether or not incorporated) which is, or was at any relevant time, treated as a single employer with the Partnership pursuant to Section 4001(b)(1) of ERISA. The Sellers have furnished Purchaser with true, complete and accurate copies of all Employee Benefit Plans and related trust agreements as in effect on the date hereof, all summary plan descriptions, and the latest annual reports filed with the Department of Labor or the Internal Revenue Service (the "IRS").

     Each of the Employee Benefit Plans is in compliance with all applicable requirements of ERISA, the Code, and other applicable law. Each of the Employee Benefit Plans has been administered in all material respects in accordance with its terms and with applicable legal requirements. All "employee pension plans" (within the meaning of Section 3(2) of ERISA) have been determined by the IRS to be qualified under Section 401(a) of the Code, and no action or proceeding has been instituted or threatened which would affect the qualification of any pension plan of the Partnership. No unfunded liabilities, based upon the Pension Benefit Guarantee Corporation (the "PBGC") rates currently in effect for plan terminations, exist with respect to any Employee Benefit Plan which is a "defined benefit plan"
(within the meaning of Section 3(35) of ERISA). There has not been any reportable event with respect to any pension plan of the Partnership. The Partnership has not engaged in a "prohibited transaction" or breach of fiduciary responsibility with respect to any Employee Benefit Plan which could subject Purchaser or any affiliate of Purchaser to a penalty tax or other liability under ERISA or the Code. Neither the Partnership nor any ERISA Affiliate of the Partnership has ever incurred any liability under Title IV of ERISA to the PBGC or to a multi-employer pension plan.

     SECTION 4.16. TAX MATTERS. (a) Except as set forth on SCHEDULE 4.16(a) attached hereto, (i) the Company and each Seller has timely filed all Tax (as defined below) returns and statements which it is required to file with respect to the Company; (ii) all such returns are complete and accurate and disclose all Taxes required to be paid for the periods covered thereby; (iii) neither the Company nor any Seller has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; (iv) no assessment of any additional Taxes for periods for which returns have been filed has been asserted and no basis exists therefor; (v) to the Company's and each Seller's knowledge, there are no unresolved questions or claims raised by any Taxing authority concerning the Tax liability of the Company, (vi) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid and (vii) the Company has made a valid election to be taxed as an "S Corporation" (within the meaning of Section 1361 of the Code) and will be classified for Federal income tax purposes as an S Corporation for the period from the date of its incorporation through the Closing Date. The Company has paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the Closing Date.

     (b) Except as set forth on SCHEDULE 4.16(b) attached hereto, (i) the Partnership has timely filed all Tax returns and statements which it is required to file; (ii) all such returns are complete and accurate and disclose all Taxes required to be paid for the periods covered thereby; (iii) the Partnership has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; (iv) no assessment of any additional Taxes for periods for which returns have been filed has been asserted and no basis exists therefor; (v) to the Company's and each Seller's knowledge, there are no unresolved questions or claims raised by any Taxing authority concerning any Tax liability of the Partnership and (vi) all Taxes which the Partnership is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid; and

     (c) For purposes of this Section 4.16, the term "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts and other assessments including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, stamp duties, fees, assessments or similar charges in the nature of a tax, together with any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

     SECTION 4.17.  FINANCIAL STATEMENTS.

     (a)  The Purchaser has heretofore been furnished with the following:

          (i) true and complete copies of the audited balance sheets of each of the Partnership and the Company as of December 31, 1994, December 31, 1995 and December 31, 1996 and the related audited statements of income, cash flows and stockholders equity or partner capital, as the case may be, for the years then ended, each of such balance sheet and income statement being attached hereto as SCHEDULE 4.17(a)(i) (collectively, the "Audited Historical Financial Statements");

          (ii) true and complete copies of the unaudited balance sheets (the "September Balance Sheets") of each of the Company and the Partnership at September 30, l997 (the "Balance Sheet Date") and the related unaudited statements of income for the nine-month period then ended (the "Nine Month Income Statements"; and together with the September Balance Sheets, the "Current Financial Statements"), such balance sheets and income statements being attached hereto as SCHEDULE 4.17(a)(ii);

          (iii) the capital expenditure budget for each of the Company and the Partnership providing for expenditure of capital items in each month for the period from January 1, 1997 through December 31, 1997 and attached hereto as SCHEDULE 4.17(a)(iii) (the "Budgets").

     (b) Each of the Audited Historical and Current Financial Statements delivered under Section 4.17(a)(i) and (ii) hereof was prepared in accordance with GAAP applied on a basis consistent with prior periods and past practices and, with respect to the Current Financial Statements, subject to normally recurring year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements; each of the balance sheets included in such Audited Historical and Current Financial Statements fairly presents the financial condition of the Company or Partnership, as applicable, as at the close of business on the date thereof; and each of the statements of income included in such Audited Historical and Current Financial Statements fairly presents the results of operations of the Company or the Partnership, as applicable, for the fiscal period then ended.

     (c) Except as set forth on SCHEDULE 4.17(c) attached hereto, since the Balance Sheet Date, neither the Company nor the Partnership has:

          (i) sold, assigned or transferred any of its assets or properties (except in the case of the Partnership pursuant to existing contracts or commitments disclosed on any Schedule to this Agreement or inventory in the ordinary course of business consistent with past practice); or canceled any material debts or material claims;

          (ii) waived any material rights, whether or not in the ordinary course of business;

          (iii) entered into any other transaction, except in the ordinary course of business, or entered into any transaction with any partner of the Partnership or any director, officer or shareholder of the Company, or any affiliate or family member of any such Person;

          (iv) suffered any material damage, destruction or casualty loss with respect to its assets or properties whether or not covered by insurance;

          (v) declared or paid any dividend, made any distribution of any of its assets to any partner of the Partnership, any director, officer or shareholder of the Company or any affiliate or family member of any such Person or redeemed or purchased any of its shares of capital stock or other equity interest;

          (vi) except as disclosed in writing by the Sellers to Purchaser, the Partnership has not obligated itself or the Business to give free or reduced price service to customers with respect to the Business other than promotions offered in the ordinary course of business and set forth on SCHEDULE 2.04(a);

          (vii) made any increases in the base compensation, bonuses, paid vacation time allowed or material fringe benefits for its partners, officers, employees or consultants, except for normal periodic increases in base compensation for employees made pursuant to established compensation policies of the Partnership applied on a basis consistent with that of prior years;

          (viii) suffered to its knowledge any material adverse change in the business relationship of the Company or the Partnership with any customer, advertiser, distributor or supplier;

          (ix) made any capital expenditures, additions or improvements or commitments for the same, except those (A) permitted by Section 2.04(d) hereof or (B) which do not exceed $100,000 in the aggregate for the Company and the Partnership;

          (x) entered into any contract, commitment or agreement under which it has outstanding indebtedness for borrowed money or for the deferred purchase price of property in excess of $100,000, or has the right or obligation to incur any such indebtedness or obligation, or made any loan or advance to any Person other than advances to employees for business expenses not exceeding $50,000 in the aggregate for the Company and the

          Partnership;

          (xi) paid any bonuses, deferred or otherwise, or deferred any compensation to any of its directors, officers or employees in excess of $25,000 to any such person for the Company's 1996 and 1997 fiscal years, except as reflected in the Historical Financial Statements;

          (xii) made any material change in accounting procedures or practices;

          (xiii) mortgaged or pledged any of its properties or assets, tangible or intangible, or subjected them to any Encumbrances, except Encumbrances for current property taxes not yet due and payable;

          (xiv) except for the sale of inventory in the ordinary course of business, entered into any agreement or arrangement granting any rights to purchase or lease any of its assets, properties or rights or requiring the consent of any Person to the transfer, assignment or lease of any such assets, properties or rights;

          (xv) disposed of or permitted to lapse any rights to the use of any patent, trademark, service mark, logo, trade name or copyright identified on SCHEDULE 4.23 hereto, or disposed of or disclosed to any Person (other than Persons subject to confidentiality obligations in favor of the Company or the Partnership) any trade secret, formula, process, method or know-how not theretofore a matter of public knowledge;

          (xvi) suffered any resignation or termination of any key officer or key employee; or

          (xvii) entered into any agreement or understanding to do any of the foregoing.

     SECTION 4.18. SUBSCRIBERS; AGENTS. SCHEDULE 4.18 attached hereto sets forth (a) the number of customers who have subscribed for and who are receiving service from Cellular System as of a date within 5 days prior to the date hereof and (b) a list of all agents who sell cellular telephone equipment and/or service on behalf of the Partnership as of the date hereof, together with such agent's address and the number of gross activations produced by each agent from October 1, 1996 to September 30, 1997.

     SECTION 4.19. INSURANCE. Sellers have delivered previously to Purchaser all policies of title, liability, fire, worker's compensation and other forms of insurance (including bonds) of the Company or the Partnership which insure against risks and liabilities to an extent and in a manner customary in the cellular industry and which are adequate to provide coverage against risks of a nature to which the Company or the Partnership would normally be exposed in the operation of its business. All such insurance policies and binders are in full force and effect. Each of the Company and the Partnership has complied in all material respects with each of such insurance policies and binders and have not failed to give any notice or present any claim thereunder in a due and timely manner. There are no outstanding unpaid claims under any of such insurance policies or binders and neither the Company nor the Partnership has received any notice of cancellation or non-renewal of any such policy or binder. There is no inaccuracy in any application for such policies or binders which would reasonably be expected to materially adversely affect coverage thereunder. No insurance carrier has canceled or reduced any insurance coverage for the Company or the Partnership or has given any notice or other indication of its intention to cancel or reduce any such coverage. All premiums due and payable under any such insurance policies or binders of the Company or the Partnership have been duly paid or accrued to the extent taken into account in the Working Capital Adjustment.

     SECTION 4.20. BROKERS. Except for Daniels & Associates, none of the Sellers, the Company and the Partnership have engaged any agent, broker or other person acting pursuant to its express or implied authority which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Shares.

     SECTION 4.21. UNDISCLOSED LIABILITIES; GUARANTEES. Neither the Company nor the Partnership has any liabilities or obligations of any nature, whether absolute, accrued, contingent, known or unknown, or otherwise, which are not reflected in or reserved against the September Balance Sheets except for liabilities and obligations that have arisen in the ordinary and usual course of business and consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law). Except as disclosed on SCHEDULE 4.21 or in the Audited Historical and Current Financial Statements, there are no contracts or commitments by the Company or the Partnership guaranteeing the payment or performance by others, or whereby, except for the endorsement of checks in the regular and ordinary course of its business, neither the Company nor the Partnership in any way is or will be liable with respect to the obligations of any other Person.

     SECTION 4.22. PRICING OF SERVICES. SCHEDULE 4.22 sets forth a description of all rate plans currently offered to subscribers of the Cellular System.

     SECTION 4.23. PROPRIETARY RIGHTS. The Partnership owns or has legal right to use all patents, trademarks, tradenames, service marks and logos including applications therefor, and all trade secrets, inventions and proprietary rights and processes (all such items being hereinafter referred to as "Intangible Property"), presently used in the conduct of the Business of the Partnership, without any infringement upon the proprietary rights of others provided, however, no representation is made as to the Partnership's or the Company's entitlement to use the name "Cellular 2000" or "Cellular 2000 Telephone Co.". All patents, registered trademarks, trademark applications, trade names, service marks, and registered logos used or owned by or licensed to the Partnership in connection with its Business are set forth on SCHEDULE
4.23, and, in the case of any Intangible Property owned by the Partnership, have been duly registered in, filed in, or issued by the United States Patent and Trademark Office or the corresponding offices of other jurisdictions (foreign or domestic) to the extent set forth on SCHEDULE 4.23. All material licenses held by the Partnership, whether as licensee or licensor, are also set forth on SCHEDULE 4.23. SCHEDULE 4.23 accurately sets forth with respect to each patent, registered trademark, trademark application, trade name, service mark, registered logo and material license owned or used by or licensed by or to the Partnership in the conduct of its business, (i) the owner thereof, (ii) the date of expiration, if any, (iii) whether such rights are exclusive and (iv) any other licensee of the Partnership of such rights. Except as otherwise set forth on SCHEDULE 4.23 hereto, no royalties or fees are payable by the Partnership to any Person by reason of the ownership or use of any of the Intangible Property. All items of Intangible Property owned by the Partnership are, and all items of Intangible Property owned by a third party and used by the Partnership are, (x) valid and in good standing,
(y) adequate and sufficient to permit the Partnership to conduct its Business as presently conducted, and (z) no other rights of any kind in respect of the Intangible Property are required by the Partnership for its operation as presently conducted. Except as set forth on SCHEDULE 4.23, the Partnership has not entered into any material licenses, sublicenses or agreements relating to the use by any other Person of any Intangible Property now used by the Partnership, and no infringement exists upon such Intangible Property by any other Person. Except as disclosed on SCHEDULE 4.23, no charge or claim is pending or threatened, nor has any charge or claim been made within the past three years to the effect that, the sale of any of the services by the Partnership infringe upon or conflict in any way with any rights or properties of the type enumerated above owned or held by any other Person.

     SECTION 4.24. ACCOUNTS RECEIVABLE AND BAD DEBTS. All notes and accounts receivable of the Company or the Partnership shown on the September Balance Sheets or thereafter acquired were or (to the extent not heretofore collected) are valid and genuine, were acquired in the ordinary course of business, are subject to no asserted counterclaims, defenses or setoffs and will be fully collectible within 90 days of Closing (subject to reserves therefor as will be taken into account in the determination of Current Assets at Closing in accordance with Section 2.04). SCHEDULE 4.24 attached hereto sets forth a true, complete and accurate list, as of the end of the most recent normal billing cycle of the Cellular System, listing the total amounts of subscriber receivables and the aging of such subscriber receivables based on the following
Schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days, from the date thereof.

     SECTION 4.25. PRODUCT INFORMATION. The Partnership has not sold and does not have in its inventory any refurbished telephone handsets. SCHEDULE 4.25 sets forth a list of manufacturers of telephone handsets presently in the Partnership's inventory.

     SECTION 4.26.  CERTAIN BUSINESS RELATIONSHIPS.  Except as set forth in
SCHEDULE 4.26 attached hereto, none of the officers, directors or partners of the Partnership or officers, directors or stockholders of the Company and any of their affiliates or family members have been involved in any business arrangement or relationship with the Company or the Partnership within the past

12 months.

     SECTION 4.27.  OFFICERS, DIRECTORS AND CERTAIN AUTHORIZED PERSONS.
Schedule 4.27 sets forth a complete and accurate list of:

               (i)   the names of all directors of the Company;

               (ii)  the names and offices of all officers of the Company;

               (iii) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company or the Partnership;

               (iv) all safes, vaults and safe deposit boxes maintained by or on behalf of the Company or the Partnership or in which their respective property is held, and the names of all Persons authorized to have access thereto;

               (v) all bank accounts of the Company and the Partnership and the names of all Persons who are authorized signatories and the terms of their authorizations; and

               (vi) the names of all Persons to which either the Company or the Partnership has granted its power of attorney and the terms of any such powers of attorney.

     SECTION 4.28. DISCLOSURE. No provision of this Agreement relating to any of the Sellers, the Company, the Partnership, the Business or the Shares or any other document, Schedule, Exhibit or other information furnished by Sellers to Purchaser in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. In connection with the preparation of this Agreement and the documents, descriptions, opinions, certificates, Exhibits, Schedules or written material prepared by Sellers and appended hereto or delivered or to be delivered hereunder, each Seller agrees it will disclose to Purchaser any fact known to such Seller which such Seller knows or believes would affect Purchaser's decision to proceed with the execution of this Agreement. Except for facts affecting the cellular telephone industry generally, there is no fact now known to any of the Sellers relating to the Business which in such Seller's reasonable opinion adversely affects the condition of the Shares, the status of the Authorizations or the ownership, operation, financial condition or prospects of the Business which has not been disclosed to Purchaser or set forth in the Exhibits or Schedules attached hereto. All Schedules attached hereto are accurate and complete as of the date hereof.

                                     ARTICLE V
                            PURCHASER'S REPRESENTATIONS

     Purchaser hereby represents, warrants, covenants and agrees that:

     SECTION 5.01. ORGANIZATION; QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has all power and authority to (i) own and operate its properties, (ii) carry on its business as it is now being conducted, and
(iii) carry out the transactions contemplated by this Agreement and to own the Shares and operate the Business, subject to obtaining all necessary consents required for the transfer by Sellers of the Shares.

     SECTION 5.02. CONSENTS; AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Purchaser for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary corporate action. Purchaser has full power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

     SECTION 5.03. LITIGATION AND LEGAL PROCEEDINGS. There is no outstanding judgment against Purchaser and there is no litigation, proceeding or investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser or its assets which individually or in the aggregate would, if adversely determined, result in a material adverse change in the business condition (financial or otherwise), properties or assets of Purchaser or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser.

     SECTION 5.04. BROKERS. Purchaser has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Purchaser which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Shares.

     SECTION 5.05. NO DISTRIBUTION. The Shares will not be taken by Purchaser with a view to the public distribution thereof and will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended and any applicable state securities laws.

     SECTION 5.06. USURY RATE. The usury rate in the State of Oklahoma applicable to the Subordinated Promissory Note is greater than 9% per annum.

                                     ARTICLE VI

                 THE COMPANY'S, SELLERS' AND PURCHASER'S COVENANTS

     SECTION 6.01. FINANCIAL STATEMENTS AND CELLULAR SYSTEM INFORMATION. The Sellers and the Company covenant and agree that during the period after the execution of this Agreement and prior to the Closing, they shall provide Purchaser, within 21 days of the end of each calendar month, the unaudited balance sheet and income statement for such month for each of the Company and the Partnership ("Interim Financial Statements"). The Interim Financial Statements will be true and correct in all material respects, will be prepared using the same accounting methods and procedures as used in the preparation of the Historical Financial Statements except for the absence of footnotes, subject to normally recurring year-end adjustments, and will present fairly the financial position of the Company and the Partnership at the date indicated and the results of each of the Company and the Partnership's operations for such period. The Sellers and the Company also shall provide Purchaser within 21 days of the end of each calendar month (i) a comparison of the results of each of the Company and the Partnership's income from operations for such month as reflected in the Interim Financial Statements to the amount budgeted for such month and the year to date (as reflected in the Budgets delivered to Purchaser, copies of which are annexed hereto as SCHEDULE 6.01 (the "Operating Budgets"), (ii) the number of subscribers on the Cellular System at the beginning and end of such month with a comparison to the Operating Budget of the Partnership, (iii) an accounts receivable aging report for the Cellular System and (iv) other reports generated by the Partnership's billing system as reasonably requested by Purchaser.

     SECTION 6.02. GOVERNMENTAL APPROVALS. (a) Purchaser covenants and agrees that it will cooperate with the Company and Sellers, and do all things reasonably necessary to assist them, to obtain all consents and approvals necessary for transfer of control to Purchaser of the Authorizations, including the furnishing of financial and other information specifically with respect to Purchaser reasonably required by the Person whose consent or approval is being sought. The Company and Sellers shall use all reasonable efforts to provide adequate prior written notice to Purchaser of any meeting with governmental authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby, and Purchaser shall use all reasonable efforts to furnish a representative to attend meetings with appropriate government authorities for the purpose of obtaining such consents or approvals. The Purchaser, the Company and each Seller hereby agree to file and to cause the Partnership to file the necessary Form(s) 490 and 702 with the FCC transferring or assigning control of the FCC Authorizations for the Business to Purchaser and diligently pursue the processing of the assignment of the FCC Authorizations to Purchaser and to file for all other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement within five business days of the date of execution of this Agreement to the extent any such filings have not been made prior to the date of execution of this Agreement. Sellers, on the one hand, and Purchaser, on the other, shall share equally all filing fees in connection with any filings pursuant to this Section 6.02(a).

     (b) The Company, Sellers and Purchaser shall each cooperate and use their reasonable best efforts to prepare and file with the Federal Trade Commission and the Department of Justice and other regulatory authorities as promptly as possible all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act ("Hart-Scott Act"). Sellers, on the one hand, and Purchaser, on the other, shall share equally all filing fees in connection with any filings pursuant to this Section 6.02(b).

     SECTION 6.03. THIRD PARTY CONSENTS; CLOSING CONDITIONS. (a) The Company and the Sellers covenant and agree to do all things reasonably necessary to obtain all consents and approvals necessary for the transfer or assignment to Purchaser of the Existing Contracts requiring assignment as a result of the Purchaser's purchase of the Shares. Purchaser covenants and agrees to cooperate with the Company and Sellers and assist the Company and the Sellers in obtaining such consents and approvals including the furnishing of financial and other information, reasonably required by the Person whose consent or approval is being sought.

     (b) Purchaser, the Company and the Sellers hereby covenant and agree to use all reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to the Purchaser in Article VII hereof and the Company and the Sellers in Article VIII hereof prior to the Closing Date.

     SECTION 6.04. ACCESS. (a) Purchaser shall have the right, itself or through its representatives, during normal business hours, after reasonable notice (which may be oral) to Sellers' Representative, the Company and the Partnership, and without undue disruption to the Company or the Partnership's normal business activities, to inspect the assets and properties of the Company and the Partnership and to inspect and make abstracts and reproductions of all books and records of the Company and the Partnership including, without limitation, applications and reports to the FCC and CPUC, all financial information relevant to the Business, employee records, and engineering and environmental reports and the Company shall furnish or cause the Partnership to furnish Purchaser with such information respecting the assets, business and financial records of the Company and the Partnership as Purchaser may, from time to time, reasonably request.

     (b) The Company and the Sellers acknowledge and agree, subject to any restrictions placed thereon by an owner or lessor of any real property involved that Purchaser may commission, at Purchaser's cost and expense, a so-called "Phase I" environmental site assessment of the assets of the Partnership (the "Phase I Assessment"). If the Phase I Assessment indicates that a so-called "Phase II" assessment (the "Phase II Assessment") or other additional testing or analysis of such assets is advisable, the Purchaser may elect to cause its agents to conduct such testing and analysis at Purchaser's expense. The Company and the Sellers will comply with any reasonable request for information made by Purchaser or its agents in connection with any such investigation. The Company and the Sellers covenant that any response to any such request for information will be complete and correct in all material respects. The Company and the Sellers will afford Purchaser and its agents access to all operations of the Partnership at all reasonable times and in a reasonable manner in connection with any such investigation subject to any required approval of the Partnership's landlords, which approval the Company and the Sellers will use their best efforts to obtain. Should Purchaser commission such an investigation, such investigation will have no effect upon the representations and warranties made by the Company's and the Sellers to Purchaser under this Agreement except that if any Phase I Assessment or Phase
II Assessment uncovers an environmental condition which then comprises a breach of the Company and the Sellers' representations or warranties herein, the Company and the Sellers shall not have breached such representation or warranty if the Company and the Sellers cure such breach in accordance with the provisions of this Agreement.

     (c) The Company and the Sellers shall allow Purchaser the opportunity to conduct an engineering review of the Cellular System to confirm that the Cellular System complies with the FCC Authorizations and the regulations of the FCC and is otherwise in good condition and repair, reasonable wear and tear excepted.

     SECTION 6.05. CONDUCT OF BUSINESS. From and after the date hereof the Company and the Sellers shall, and shall cause the Partnership to:

          (a) operate the Cellular System in accordance with the FCC Authorizations and all other Authorizations, and comply with all laws, rules and regulations applicable to the Company and the Partnership, including the regulations of the FCC and CPUC;

          (b) except for inventory sold in the ordinary course of business, refrain from making any sale, lease, transfer or other disposition of any of the assets of the Company or the Partnership other than in connection with replacements with assets of like use and value, or with the prior written approval of Purchaser;

          (c) refrain from modifying, amending or altering or terminating any of the Existing Contracts, and from waiving or canceling any default or breach or modifying, altering or terminating any right or asset of the Company or the Partnership without Purchaser's prior written approval, which approval will not be unreasonably withheld;

          (d) maintain insurance on the assets and properties of the Company and the Partnership comparable to that maintained prior to the date hereof, and use the proceeds of any claims for loss under such policies, together with such other funds as may be required, to repair, replace, or restore to their former condition any assets or properties which may be damaged by fire or other casualty, all as soon as reasonably possible;

          (e) maintain its books and records in accordance with prior practice; maintain all of its property and assets in their present condition, ordinary wear and tear excepted; maintain supplies of inventory and spare parts consistent with past practice; and otherwise operate its business in the ordinary course in accordance with past practices;

          (f) refrain from changing the Cellular System's agents' commission rate, sales practices (including the quality of the credit of subscribers contracting for cellular telephone service) or marketing practices without Purchaser's approval;

          (g) refrain from increasing the compensation payable or to become payable to any employee or agent of the Partnership without Purchaser's approval;

          (h) refrain from entering into any contract or renewal of any existing contract for the employment of any employee or agent of the Partnership other than "at-will" employees and agents;

          (i) use its best efforts to (x) keep the business organization of the Company and the Partnership intact, (y) retain the services of the key employees of the Cellular System, and (z) maintain good relationships with its employees, suppliers, advertisers, subscribers, agents and others having business relations with it, in each case in accordance with past practices;

          (j) refrain from changing its Charter or by-laws of the Company, or the Partnership Agreement of the Partnership;

          (k) continue to advertise, promote and market the Cellular System and its services in a manner consistent with past practice, and in any event from the date hereof through the Closing, spend on advertising, marketing and promotion, on an aggregate basis from the date hereof to the Closing, the amounts set forth in the Operating Budgets.

          (l) refrain from subjecting any of the assets or properties of the Company or the Partnership to any new Encumbrance;

          (m) refrain from doing or omitting to do any act which will cause a breach of, or default under, or termination of (except in accordance with its terms), any contract, agreement, lease, commitment, or obligation to which the Company or the Partnership is a party or by which it is bound;

          (n) provide to the Purchaser, concurrently with filing thereof, copies of all reports to and other filings with the FCC;

          (o) not permit any of the Authorizations to expire or to be surrendered or voluntarily modified in a matter adverse to the Business, or take any action which would reasonably be expected to cause the Authorizations or any other governmental authority to institute proceedings for the suspension, revocation or limitation of rights under any of the Authorizations; or fail to prosecute with due diligence any pending applications to any governmental authority;

          (p) notify Purchaser in writing promptly after learning of the institution or threat of any material action against the Company or the Partnership in any court, or any action against the Company or the Partnership before the FCC or the CPUC or any other governmental agency, and notify Purchaser in writing promptly upon receipt of any administrative or court order relating to the Business;

          (q) if the Partnership deems it to be prudent promptly replace any employee who leaves the employ of the Cellular System; notify Purchaser of the hiring of any new employee, any material change in job function of an employee, and the termination of any employee;

          (r) pay or cause to be paid or provide for all Taxes of or relating to the Company, the Partnership, the Shares and the employees required to be paid to city, county, state, federal and other governmental units up to the Closing Date;

          (s) refrain from taking any action not in the Company's usual course of business or the Partnership's usual course of business regarding the Cellular System without Purchaser's prior approval;

          (t) cooperate with Purchaser in connection with Purchaser's efforts to identify the current employees of the Partnership that Purchaser would like to continue to hire following the Closing consistent with all applicable federal, state and/or local employment laws, rules and regulations;

          (u) refrain from declaring or paying any dividends or making any distribution upon, or redeeming or repurchasing any shares of its capital stock or partnership interests, as the case may be, provided, however, cash distributions may be made to the Partnership's partners and the Company's shareholders, in each case consistent with past practice;

          (v) refrain from creating, incurring, assuming, guaranteeing, being or remaining liable, contingently or otherwise, with respect to any indebtedness, other than the Fleet Debt and indebtedness of the Company and the Partnership not to exceed $100,000 in the aggregate;

          (w) refrain from being a party to any merger or consolidation or other transfer of any shares of the capital stock of the Company or interests in the Partnership;

          (x) refrain from prepaying any indebtedness for borrowed money (other than repayments of advances under its existing lines of credit with financial institutions in the ordinary course of its business) or prepaying any lease or other contractual obligations;

          (y) continue to make all capital expenditures in connection with the operation of the Business when and as required by its capital expenditures in the Budgets as set forth IN SCHEDULE 4.17(a)(iii) as are required prior to the Closing Date; and

          (z) refrain from changing the rates charged to Subscribers except for promotional programs of not more than sixty (60) days in duration provided that if such promotional programs are not reasonably expected to terminate before the Closing Date then such programs shall require Purchaser's written approval, which approval shall not be unreasonably withheld.

     SECTION 6.06. NO SHOPPING. None of the Sellers, the Company and any of their affiliates, advisors or representatives shall, directly or indirectly, solicit, encourage or initiate any contact with, negotiate with, or provide any information to, endorse or enter into any agreement with respect to, or take any other action to facilitate any person or group, other than Purchaser and its representatives, concerning any inquiries or the making of any proposals concerning any merger involving the Company or the Partnership, sale of all or substantially all of the assets of the Company or the Partnership, acquisition of the Shares or an equity interest in the Company or the Partnership or any similar transaction involving the Company or the Partnership.

     SECTION 6.07. EMPLOYEES. Nothing contained in this Agreement shall confer upon any employee of the Partnership any right with respect to continued employment by the Partnership or Purchaser. No provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Purchaser or under any benefit plan that Purchaser may maintain.

     SECTION 6.08. SUPPLEMENTAL DISCLOSURE. The Company and the Sellers shall promptly from time to time prior to the Closing Date supplement in writing the Schedules hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that no such supplemental disclosure shall be deemed to cure any breach of any representation or warranty of the Company or the Sellers made in this Agreement unless Purchaser fails to object in writing to the Company and the Sellers to any such supplemental disclosure within ten (10) business days after Purchaser's receipt thereof.

     SECTION 6.09. SECTION 338(h)(10) ELECTIONS. (a) Sellers shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code thereby electing to treat the sale of the Shares as a sale by the Company of its assets for Federal income tax purposes. Sellers, Company and Purchaser shall report the transaction consistent with such elections (the "Elections") under
Section 338(h)(10) of the Code for federal income tax purposes and shall take no position contrary thereto unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code).

     (b) Purchaser shall be responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Elections (including, without limitation, IRS Form 8023-A ("Form 8023-A") attached hereto as EXHIBIT
C).  At least 5 days prior to the anticipated Closing

Date, Purchaser shall furnish Sellers' Representative with a copy of each such draft Form 8023-A prepared by the Purchaser together with a copy of a report (the "Allocation Report") of the proposed allocation pursuant to
Section 6.10(c) below.

     (c) Purchaser agrees to prepare the Allocation Report so that the Sellers are deemed to have sold their assets pursuant to Section 338(h)(10) of the Code
(i) to all Class I and II assets (within the meaning of Section 1.338(b)-2T of the Treasury Regulations) in an amount equal to the face amount of such assets or closing quoted market price thereof, as the case may be, as of the Closing Date, and (ii) to all Class III assets (within the meaning of Section 1.338(b)-2T of the Treasury Regulations) in an amount equal to the fair market value thereof as determined by the Purchaser. Any remaining amount will be allocated to goodwill and going concern value; provided that Sellers shall not be obligated to make such election, if the making of such election would result in Sellers incurring a tax liability that would, in the aggregate, exceed the sum of the tax liabilities to Sellers resulting from the Company having sold its assets to Purchaser (on the same terms as reflected in this Agreement) for federal income tax purposes and the Sellers having sold Shares to Purchaser for California tax purposes. Any dispute between Purchaser, on the one hand, and Sellers on the other shall be determined by a written opinion of the Independent Accountant whose opinion shall be binding on the parties.

     (d) Sellers agree that none of them shall, or shall permit any of their affiliates to, take any action to modify the Forms 8023-A following the execution thereof, or to modify or revoke the Elections following the filing of the Forms 8023-A, without the written consent of the Purchaser.

     (e) Sellers shall, and shall cause their respective affiliates to, file all tax returns in a manner consistent with the information contained in the Forms 8023-A filed and the allocation provided pursuant to this Section 6.09.


                                    ARTICLE VII
              CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

     The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Shares shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Purchaser:

     SECTION 7.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties made by the Company and the Sellers in this Agreement shall be true and correct at and as of the Closing except for such breaches and inaccuracies therein which, in the aggregate, have not caused and would not reasonably be expected to cause Purchaser to suffer a Loss (as defined in Section 10.01) in excess of $300,000 in the aggregate (a "Material Loss") or otherwise result in a Material Adverse Effect. The Company and the Sellers shall have complied in all material respects with and performed all of the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing. Purchaser shall have been furnished with a certificate or certificates of the Company's President, dated as of the Closing, certifying to the fulfillment of the foregoing conditions. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on the assets, properties, business operations or prospects of the Business taken as a whole.

     SECTION 7.02. DIRECTORS RESOLUTIONS. The Company shall deliver to Purchaser copies of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an officer of the Company.

     SECTION 7.03. INCUMBENCY CERTIFICATE. Purchaser shall have received a certificate or certificates of an officer of the Company, certifying as to the genuineness of the signatures of officers of the Company authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers.

     SECTION 7.04. THIRD PARTY CONSENTS; FCC; HART-SCOTT ACT. Sellers shall have delivered to Purchaser such instruments, consents and approvals of third parties (the form and substance of which shall be reasonably satisfactory to Purchaser) as are necessary for the consummation of the transactions contemplated by this Agreement and to assign to Purchaser without modification thereof, as of the Closing, the Existing Contracts that require consent as a result of Purchaser's purchase of the Shares and Purchaser shall have obtained all Authorizations necessary for the consummation of the transactions contemplated by this Agreement. Prior to Closing Date, the FCC shall have issued a Final Order granting the FCC's consent to the transfer of control of the FCC Authorizations to Purchaser without any material conditions, excepting conditions applied on an industry-wide basis, which the Purchaser reasonably deems to be adverse. In addition, all applicable waiting periods under the Hart-Scott Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the Federal Trade Commission ("FTC") or the United States Department of Justice ("DOJ"). For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC as to which (i) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC and the time for filing any such petition has passed; (iii) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

     SECTION 7.05. DUE DILIGENCE. Purchaser and its agents and representative shall have conducted a satisfactory legal, regulatory, tax, engineering, accounting and business due diligence review of the Company, the Partnership, the Business and the Cellular Systems including, without limitation, the Cellular System's properties, cellsites, subscriber base and revenue potential, the results of which shall be satisfactory to the Purchaser. Without limiting the generality of the foregoing, Purchaser shall be satisfied that the Partnership possesses all assets, licenses and property necessary to the operation of the Cellular Systems as contemplated to be conducted by Purchaser, PROVIDED, HOWEVER, that if Purchaser has not advised the Company and the Sellers in writing prior to the close of business on January 2, 1998 that the results of such due diligence review are not satisfactory, the conditions set forth in this
Section 7.05 shall no longer apply and shall have been satisfied.

     SECTION 7.06. NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the financial condition, assets, business or prospects of the Company, the Partnership or the Cellular System, from May 31, 1997 to the Closing; provided, however, that changes in the Partnership's business prospects caused by or principally related to changes in governing law, relevant regulations or the introduction of personal communication service providers shall not be considered a material adverse change.

     SECTION 7.07. NORMAL COURSE OF BUSINESS. Each of the Partnership and the Company shall have operated its business in the normal course prior to Closing, including without limitation the continuation by the Partnership of budgeted capital improvements, and shall have continued to market the Cellular System's services in the normal course of business and in accordance with past practices.

     SECTION 7.08. SECTION 338(h)(10) ELECTIONS. Sellers shall each deliver an executed Form 8023-A at the Closing authorizing the Section 338(h)(10) election for federal income tax purposes.

     SECTION 7.09. OPINION OF COUNSEL TO SELLER. Purchaser shall have been furnished with an opinion of Allen & Harold, P.L.C., counsel to Seller, dated as of the Closing and addressed to Purchaser, and to any institution designated by Purchaser which has provided financing in connection with the transactions contemplated by this Agreement in substantially the form of EXHIBIT D hereto; provided, however, opinions as to Sellers may be rendered by other counsel with specific knowledge of or representational responsibilities as to matters to which such opinions apply, and local counsel opinions of the Company's counsel may be relied upon by Allen & Harold P.L.C.

     SECTION 7.10. OPINION OF FCC COUNSEL TO THE PARTNERSHIP. Purchaser shall have been furnished with opinions of Allen & Harold, P.L.C., FCC counsel for the Company and the Partnership, dated as of the Closing and addressed to Purchaser, and to any financial institution designated by Purchaser which has provided the financing in connection with the transactions contemplated by this Agreement, in substantially the form of EXHIBIT E attached hereto.

     SECTION 7.11. SUBSCRIBERS. The aggregate number of "Subscribers" (as defined in Section 2.04(a)) on the Partnership's Cellular System as of Closing shall be at least 14,400.

     SECTION 7.12. TITLE INSURANCE; ESTOPPEL. The Company and Sellers shall have obtained a consent from each lessor of the real property identified on
Schedule 4.07(b) consenting to the change in ownership of the Company or Partnership (as applicable) if necessary in connection with the sale of the Shares to Purchaser.

     SECTION 7.13. RESIGNATIONS OF OFFICERS AND DIRECTORS. The Company and the Sellers shall have provided to Purchaser, in a form satisfactory to Purchaser, the resignations of each officer of the Company and each member of the Company's Board of Directors other than those persons designated in writing by Purchaser to the Company as persons who shall continue in office.

     SECTION 7.14. PAYMENT OF INDEBTEDNESS. The Company and the Sellers shall have provided to Purchaser, in a form satisfactory to Purchaser, a payoff letter from every lender to the Partnership stating the outstanding principal balance of all existing indebtedness, all interest accrued on such indebtedness and all prepayment premiums and other amounts due in order to pay all such indebtedness as of the Closing Date.

                                    ARTICLE VIII
                              CONDITIONS PRECEDENT TO
                 THE COMPANY AND EACH SELLER'S OBLIGATION TO CLOSE.

     The obligations of the Company and the Sellers under this Agreement with respect to the sale of the Shares shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by the Company and the Sellers holding a majority of the
Shares:

     SECTION 8.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing. Purchaser shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing. The Company and the Sellers shall have been furnished with a certificate of an officer of Purchaser, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

     SECTION 8.02. DIRECTORS' RESOLUTIONS. Purchaser shall deliver to the Company and the Sellers copies of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Purchaser.

     SECTION 8.03. INCUMBENCY CERTIFICATE. The Company and the Sellers shall have received a certificate of a secretary of Purchaser, certifying as to the genuineness of the signatures of representatives of Purchaser authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

     SECTION 8.04. FCC; HART-SCOTT ACT. The FCC shall have issued an order granting the FCC's consent to the transfer of control of the FCC Authorizations to Purchaser. In addition, all applicable waiting periods under the Hart-Scott Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or DOJ.

     SECTION 8.05. OPINION OF COUNSEL TO PURCHASER. The Company and the Sellers shall have been furnished with an opinion of Edwards & Angell, counsel to Purchaser, dated as of the Closing and addressed to the Company and the Sellers in substantially the form of EXHIBIT F hereto.

                                     ARTICLE IX
                                  CASUALTY LOSSES

     In the event that there shall have been suffered between the date hereof and the Closing any casualty loss relating to the assets or properties of the Company or the assets, properties or the Business of the Partnership, the Company and the Sellers will promptly notify Purchaser of such event. The Sellers shall, at their option, cause the Company or the Partnership as applicable to (i) repair, rebuild or replace the portion of the assets, properties or Business damaged, destroyed or lost prior to the Closing Date, or
(ii) assign to Purchaser at Closing all claims to insurance proceeds or other rights of the Company and the Partnership against third parties arising from such casualty loss (the "Claims"); PROVIDED, HOWEVER that if such insurance proceeds are or will not be sufficient in Purchaser's reasonable judgment to cover the entire casualty loss, then the Sellers shall pay the difference at Closing. To the extent any Claim is not assignable, such claim may be pursued by Purchaser, for its own account and benefit, in the name of the Company and the Sellers.

                                     ARTICLE X
                                  INDEMNIFICATION

     SECTION 10.01. INDEMNIFICATION BY SELLERS. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Purchaser or any information Purchaser may have, but subject to the terms of this Article X, each Seller severally (and not jointly and severally) agrees to indemnify and to hold Purchaser, its shareholders, officers, directors, and employees (the "Indemnified Purchaser Parties") harmless from and against and in respect of any losses (including lost revenues), damages, costs, expenses (including costs of investigations and reasonable attorney fees), claims, suits, demands, judgments and diminutions in value suffered or incurred (each a "Loss" and collectively "Losses") by Purchaser arising from or related to:

               (i) Any Company Unrelated Liability, whether or not known or asserted at or prior to Closing to the extent that such liability did not result in a reduction in the Purchase Price at Closing pursuant to
          Section 2.04 hereof;

               (ii) Any Company Tax Liability, whether or not known or asserted at or prior to the Closing, to the extent that such liability did not result in a reduction in the Purchase Price at the Closing pursuant to Section 2.04 hereof;

               (iii) Any misrepresentation or breach of warranty in, or omission from, any representation or warranty of the Company or any Seller in this Agreement, the Schedules or Exhibits hereto, or the Deposit Escrow Agreement, or in any closing certificate delivered by the Company or any Seller to Purchaser pursuant to
          Article VII hereof;

               (iv) Any breach or non-fulfillment of any covenant or agreement on the part of the Company or any Seller under this Agreement to be performed on or following the Closing Date; and

               (v) All costs and expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Purchaser is indemnified against by the Company and the Sellers in this Agreement.

     SECTION 10.02. INDEMNIFICATION BY PURCHASER. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the Company or any Seller or any information the Company or any Seller may have, but subject to the terms of this Article X, Purchaser agrees to indemnify and to hold each of the Company and the Sellers, and their directors, officers, stockholders, employees, representatives and agents harmless from and against and in respect of any Losses incurred by the Company and the Sellers from:

               (i) Any misrepresentation or breach of warranty in, or omission from, any representation or warranty of Purchaser, in this Agreement, the schedules or exhibits hereto, including the Deposit Escrow Agreement or in any closing certificate delivered by Purchaser to the Company and the Sellers pursuant to Article VIII hereof;

               (ii) Any breach or non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement to be performed on or following the Closing Date;

               (iii) If any Seller's Election under Section 338(h)(10) of the Code for Federal income tax purposes results in such Seller recognizing taxable income in California, for all California income taxes (including all related interest and penalties) arising from such Seller's sale of Shares in excess of the amount of California income taxes (if any) which such Seller would have owed if the sale of the Shares were treated as a sale of assets for Federal income tax purposes and as a sale of stock for California income tax purposes.

               (iv) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Company and the Sellers in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters for which the Company and the Sellers are indemnified against by Purchaser in this Agreement.

     SECTION 10.03. NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY. A party claiming indemnification under this Article X (the "Asserting Party") must notify (in writing and in reasonable detail) the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party from and after such time as the Defending Party unconditionally agrees in writing to accept, as against the Asserting Party, all liabilities on account of such Third Party Claim. Assumption of such liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third party. Notwithstanding the foregoing, the Defending Party may not assume or control the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel (in such counsel's reasonable determination) would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel reasonably approved by the Defending Party, and to the extent the matter is determined to be subject to indemnification hereunder, the Defending Party shall reimburse the Asserting Party for the reasonable costs of its counsel. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this Section 10.03, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence), but shall not agree to any settlement of such Third Party Claim which does not include an unconditional release of the Asserting Party by the third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. If the Defending Party does not assume liability for and the defense of the Third Party Claim pursuant to this Section 10.03, the Asserting Party shall have the right (i) to control the defense thereof and (ii), if the Asserting Party shall have notified the

Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this Section 10.03 within ten days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the Third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this Article X.

     SECTION 10.04. LIMITATIONS. The Defending Party's obligations to indemnify the Asserting Party pursuant to this Article X shall be subject to the following limitations:

     (a) No indemnification shall be required to be made by the Defending Party until the aggregate amount of the Asserting Party's Losses exceeds $50,000
(the "Deductible") and then indemnification shall only be required to be made by the Defending Party to the extent of such Losses that exceed the Deductible; provided, however, the Deductible shall not be applicable to (i) Sellers' obligation to indemnify Purchaser for Company Unrelated Liabilities and Company Tax Liabilities to the extent that such Company Tax Liabilities did not result in a Purchase Price adjustment at Closing, (ii) adjustments to the Purchase Price provided for in Section 2.04, (iii) a breach by any Seller or the Company of its representations set forth in Section 4.02, Section 4.04, Section 4.05 and
Section 4.16, (iv) losses resulting from fraud; or (v) Purchaser's obligation to indemnify Sellers pursuant to Section 10.02(iii) hereof.

     (b) All representations and warranties contained in this Agreement shall survive the Closing until the third anniversary thereof; provided, however, that notwithstanding the foregoing, (x) the representations and warranties contained in Section 4.02, Section 4.04, Section 4.05 and Section 4.16 shall survive the Closing for an unlimited duration and (y) the representations and warranties contained in Sections 4.13 and 4.10 (as it may relate to Environmental Laws) shall survive the Closing until the sixth anniversary thereof (the applicable period of survival being referred to as the "Survival Period"). To the extent a claim is made in respect of a representation or warranty within the applicable Survival Period, such representation or warranty shall survive after the Survival Period for purposes of such claim until such claim is finally determined or settled.

     (c) Each Seller shall indemnify the Indemnified Purchaser Parties for such Seller's pro rata share (based upon the number of Shares sold by such Seller to Purchaser under this Agreement relative to the total number of Shares sold by all Sellers to Purchaser under this Agreement) of the Losses for which the Indemnified Purchaser Parties are entitiled to indemnity pursuant to Section
10.01 hereof. In the absence of fraud, the maximum liability of a Seller relating to its oblgiation to indemnify the Indemnified Purchaser Parties for Losses pursuant to this Agreement shall be limited to the portion of Purchase Price payable to such Seller under Article II of this Agreement.

                                     ARTICLE XI
                         CONFIDENTIALITY AND PRESS RELEASES

     SECTION 11.01. CONFIDENTIALITY. Each party (in such capacity, a "Recipient Party") shall hold in strict confidence all documents and information concerning the other (in such capacity, a "Disclosing Party") and its business and properties and, if the transaction contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in written form) shall immediately thereafter be returned to the Disclosing Party. In furtherance of the foregoing, without the express prior written consent of the Disclosing Party, the Recipient Party shall not, directly or indirectly, disclose, disseminate, publish, reproduce, retain, use (for its benefit or for the benefit of others) or otherwise make available in any manner whatsoever, any such documents or information to anyone except as provided in
Section 11.03. If the Recipient Party breaches, or threatens to commit a breach of, any of the provisions of this Article XI, the Disclosing Party shall have the right (in addition to any other rights and remedies available at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to the Disclosing Party and that money damages would not be an adequate remedy.

     SECTION 11.02. PRESS RELEASES. No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by either Purchaser or any Seller without the consent of each party subject to the provisions of Section 11.03, and Purchaser, the Company and Sellers shall each furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Purchaser, the Company or any Seller, as the case may be, proposes to make such press release.

     SECTION 11.03. DISCLOSURES REQUIRED BY LAW. This Article XI shall not, however, be construed to prohibit any party from making any disclosures to any governmental authority that it is required to make by law or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party, or prohibit the Company, any Seller, Purchaser or any of their affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a cellular telephone system; PROVIDED, HOWEVER, that any such party shall be informed of the confidential nature of such information and shall agree to keep such information confidential; and PROVIDED, HOWEVER, that each party shall provide to the other reasonable advance copies of any public release except where the provision of such advance notice is not permissible.

                                    ARTICLE XII
                                    TERMINATION

     SECTION 12.01. BREACHES AND DEFAULTS; OPPORTUNITY TO CURE. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") believes the other (the "Breaching Party") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon the Breaching Party shall have 15 days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party; PROVIDED, HOWEVER, that if such breach is curable but is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, then the Breaching Party shall be afforded an additional twenty (20) days to cure such breach, PROVIDED, HOWEVER, that the cure period for a breach shall in no event extend beyond the Outside Date. If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 12.02). This right of termination shall be in addition to, and not in lieu of, any legal or equitable remedies available to the Non-Breaching Party.

     SECTION 12.02. TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

     (a) by written consent of each of the Company, Sellers holding a majority of the Shares and Purchaser;

     (b) by either Purchaser or Sellers, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the sale of the Shares to Purchaser (which Sellers and Purchaser shall have used all reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

     (c) subject to Section 12.01, by Purchaser, if either the Company or the Sellers shall have breached any of their representations herein and such breaches, in the aggregate, would reasonably be expected to have a Material Adverse Effect or if the Company or the Sellers shall have materially breached any of their covenants;

     (d) subject to Section 12.01, by the Sellers, if Purchaser shall have materially breached any of its representations or covenants herein; or

     (e) by either Sellers or Purchaser if the Closing shall not have occurred on or before June 30, 1998 (the "Outside Date"), unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.


                                    ARTICLE XIII
                                   BROKERS' FEES

     Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article X hereof. Without limiting the foregoing, Sellers shall be solely responsible for the brokerage fees and expenses of Daniels & Associates, Inc., which amount shall be paid at Closing by Sellers from the Purchase Price.

                                    ARTICLE XIV
                                   MISCELLANEOUS

     SECTION 14.01. ADDITIONAL INSTRUMENTS OF TRANSFER. (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional stock assignments, other assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Purchaser all of Sellers' right, title and interest in and to the Shares. Such efforts and assistance shall be at the cost of the requesting party.

     SECTION 14.02. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier, recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

          (i)  If to Purchaser:

               13439 N. Broadway Extension
               Suite 200
               Oklahoma City, Oklahoma 73114
               Attention: Everett Dobson
               Facsimile No.: (405) 391-8515
               with a required copy to:

               Edwards & Angell
               2800 Hospital Trust Tower
               Providence, Rhode Island 02903
               Attention: Joseph A. Kuzneski, Jr., Esq.
               Facsimile No.: (401) 276-6602

          (ii) If to Sellers to the addresses set forth on Schedule 1 with copies to:

               Richard A. Weymer
               395 Marina Drive
               Port Arkansas, TX 78373
               Facsimile No.: (512) 749-7380

                    and

               Robert Geller, Esquire
               Hertz, Schram & Saretsky, P.C.
               1760 S. Telegraph Rd., Suite 300
               Bloomfield Hills, MI 48302-0183
               Facsimile No: (248) 335-3346

               with a required copy to:

               Allen & Harold, P.L.C.
               5413 Main Street
               Stephens City, VA  22655
               Attention: Douglas W. Harold, Jr., Esq.
               Facsimile No.: (540) 869-0041

     Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice.
Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

     SECTION 14.03. EXPENSES. Each party shall bear its own expenses and costs, including the fees of any corporate or FCC attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; provided that Sellers and Purchaser shall bear equally FCC, Hart-Scott Act and other governmental filing fees.

     SECTION 14.04. SELLERS' REPRESENTATIVES. Each of the Sellers hereby designates Richard A. Weymer, Douglas W. Harold, Jr. and Gene M. Valentino to be the initial agents, attorneys in fact and representatives of all Sellers (collectively, the "Sellers' Representatives" and individually, a "Sellers' Representative"). Any Sellers' Representative may be removed, and a new Sellers' Representative designated, at any time and from time to time, only by a written notice to Purchaser and the then Sellers' Representatives from Sellers whose Shares represent a majority of the outstanding capital stock of the Company as of such date (or if after the Closing, as of the date immediately prior to the Closing Date). In furtherance of the foregoing designation of Sellers' Representatives, each of the Sellers, by his execution hereof, hereby makes, constitutes and appoints the Sellers' Representatives (and any successor Sellers' Representative designated in accordance with the terms hereof), to be his true, sufficient and lawful attorney, for him and in his name, place and stead, for the purpose of (a) receiving and holding the Subordinated Promissory Note on behalf of Sellers, collecting and disbursing to Sellers any and all interest, principal and other amounts due and payable to Sellers thereunder and enforcing, waiving and compromising any and all rights of Sellers under the Subordinated Promissory Note, this Agreement and all other agreements, instruments and documents contemplated by or required to be delivered in connection with the transactions contemplated by this Agreement, (b) amending, modifying and interpreting the provisions of this Agreement, the Subordinated Promissory Note, the Deposit Escrow Agreement and all other instruments and documents contemplated to be delivered in connection with the transactions contemplated by this Agreement; provided that no such amendment or modification shall disproportionately affect any Seller, (c) making, agreeing to, compromising and otherwise dealing with the Adjustments to the Purchase Price as contemplated by Article II hereof and claims for indemnifications (whether asserted by or against Purchaser) under Article X hereof, (d) executing and delivering on behalf of Sellers all stock powers, endorsements, assignments, stock certificates, receipts and all other instruments, documents and agreements as shall be necessary or appropriate, in the good faith judgment of the Sellers' Representatives, to consummate and carry out the transactions contemplated by this Agreement, the Deposit Escrow Agreement and the Subordinated Promissory Note and (e) acting as Sellers' Representatives under this Agreement, the Subordinated Promissory Note and the Deposit Escrow Agreement, and to do and perform all necessary acts contemplated of the Sellers' Representative under this Agreement, the Subordinated Promissory Note and the Deposit Escrow Agreement both prior to, at and subsequent to the Closing Date (including the performance and prosecution of this Agreement both prior to, at and subsequent to the Closing Date), in as full and ample a manner as such Seller might do if such Seller were personally present. The Purchaser shall not be responsible or liable in any manner for any actions taken or omitted to be taken by the Sellers' Representatives, including but not limited to, any actions with respect to any amounts paid to the Sellers' Representatives pursuant hereto and the Subordinated Promissory Note, and the Purchaser shall be indemnified and held harmless against any loss, expense or damage arising therefrom. Upon the execution of this Agreement, each Seller shall deliver to Sellers' Representatives, to hold in escrow until the Closing pending satisfaction or waiver by the Sellers' Representatives of the conditions precedent to Sellers' obligations set forth in Article VIII hereof, original certificates evidencing the Shares owned by him together with such executed stock powers or other instruments of transfer and Form 8023-A as may be required pursuant to the terms hereof. All action permitted to be taken by the Sellers' Representatives shall require the approval of a majority of the Sellers' Representatives. The Sellers' Representatives are authorized to receive at Closing, and the Sellers hereby irrevocably direct Purchaser to pay to Sellers' Representatives at Closing from the cash portion of the Purchase Price that would have otherwise been paid to Sellers at Closing pursuant to the first sentence of Section 2.03, the sum of $1.3 million (the "Sellers' Expense Reserve"). The Sellers' Representatives are hereby authorized by Sellers to utilize the Sellers' Expense Reserve for (w) the purposes of carrying out Sellers Representatives' obligations and responsibilities under this Agreement, including, without limitation, the expenses of accountants, attorneys and other professionals as the Sellers' Representatives deem necessary or appropriate to hire, (x) paying all out-of-pocket expenses of the Sellers' Representatives relating to the performance of their duties, (y) paying reasonable compensation to the Sellers' Representatives for their services and (z) paying the legal fees and expenses of Allen & Harold P.L.C., the brokers fee to Daniels & Associates and the bonuses and other amounts specified on Schedule 14.04.

     The Sellers' Representatives agree to faithfully perform their duties and responsibilities to the Sellers, but shall have no personal liability to the Sellers except for fraud or bad faith proven by clear and convincing evidence. The Sellers' Representatives shall be indemnified and held harmless by Sellers for any claim, loss or expense arising from or related to the performance of their duties and responsibilities hereunder and any and all costs of investigation and defense of any claim incurred by the Sellers' Representatives shall be advanced from the Sellers' Expense Reserve.

     At such time as the Sellers' Representatives determine that all or any portion of the Sellers' Expense Reserve is no longer necessary, the Sellers' Representatives will disburse such amounts to the Sellers pro rata in proportion to their respective share of the Purchase Price.

     SECTION 14.05. SPECIFIC PERFORMANCE. The parties recognize and acknowledge that in the event Sellers shall fail to perform their obligations under the terms of this Agreement, money damages alone will not be adequate to compensate the Purchaser. The parties, therefore, agree and acknowledge that in the event the Sellers fail to perform their obligations under this Agreement prior to Closing, the Purchaser shall be entitled, in addition to any action for monetary damages, in addition to any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.

     SECTION 14.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma (without application of principles of conflicts of law).

     SECTION 14.07. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, which consent will not be unreasonably withheld except that Purchaser shall have the right to assign its rights under this Agreement to any institutional lender.

     SECTION 14.08. SUCCESSORS AND ASSIGNS. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their respective successors, permitted assigns, heirs and legal representatives.

     SECTION 14.9. AMENDMENTS; WAIVERS. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

     SECTION 14.10. ENTIRE AGREEMENT. This Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

     SECTION 14.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

     SECTION 14.12. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

     SECTION 14.13. SECTION HEADINGS. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 14.14. INTERPRETATION. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter.

     SECTION 14.15. FURTHER ASSURANCES. For a period of twelve (12) months after Closing, each Seller agrees to provide to Purchaser from time to time any information that such Seller possesses with respect to the operation of the Business and Shares prior to the Closing which the Purchaser reasonably requests in the future in connection with the Purchaser's financing efforts now or in the future or in connection with any FCC or other regulatory filing.

     SECTION 14.16. THIRD PARTIES. Nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 14.17. WAIVER OF JURY TRIAL. THE PARTIES HERETO IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, OR CROSS CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.


                                      PURCHASER:

                                      DOBSON CELLULAR OF
                                      CALIFORNIA, INC.



                                      By: /s/ EVERETT DOBSON
                                          Everett Dobson
                                          Chairman


                                      THE COMPANY:

                                      CELLULAR 2000 TELEPHONE CO.



                                      By: /s/ GENE M. VALENTINO
                                          Gene M. Valentino
                                          Title:  President

                                      By: /s/ RICHARD A. WEYMER
                                          Richard A. Weymer
                                          Title:  Chairman

SELLERS' REPRESENTATIVES

   THE UNDERSIGNED AGREE TO SERVE AS
SELLERS' REPRESENTATIVES IN ACCORDANCE
WITH SECTION 14.04.


/s/ RICHARD A. WEYMER
Richard A. Weymer

/s/ GENE M. VALENTINO
Gene M. Valentino


/s/ DOUGLAS W. HAROLD, JR.
Douglas W. Harold, Jr.



                    [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                       SELLERS:


                                       /s/ CAROLYN BELL
                                       Carolyn Bell

                                       /s/ NARAYANA BELLAMKONDA
                                       Dr. Narayana Bellamkonda, individually
                                       and as Trustee

                                       /s/ NANCY CHARLTON
                                       Nancy Charlton

                                       /s/ MICHAEL CLOUGH
                                       Michael Clough

                                       /s/ JAMES DOUGLAS
                                       James Douglas

                                       /s/ CLARA MAE FORD
                                       Clara Mae Ford

                                       /s/ KEVIN W. KEARNEY
                                       Kevin W. Kearney

                                       /s/ COLLEEN K. KEARNEY
                                       Colleen Kathryn Kearney

                                       William E. and Judith J. Kearney
                                       Revocable Trust

                                       By:  /s/ W.E. KEARNEY
                                            William E. Kearney

                                       By:  /s/ JUDITH J. KEARNEY
                                            Judith J. Kearney

                                       /s/ MARY ANN KELLY
                                       Mary Ann Kelly



                    [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                       Debra Lilley FBO Elizabeth Joy
                                       Lilley under the Florida UTMA

                                       By:  /s/ DEBRA LILLEY
                                            Debra Lilley

                                       Debra Lilley FBO Amanda Rose Lilley
                                       under Florida UTMA

                                       By:  /s/ DEBRA LILLEY
                                            Debra Lilley

                                       /s/ DEBRA LILLEY
                                       Debra Lilley

                                       /s/ MARK L. LINK
                                       Mark L. Link

                                       /s/ JOHN MANTER
                                       John Manter

                                       /s/ DONALD MATY
                                       Don Maty

                                       /s/ KENNETH MCGOVERN
                                       Kenneth McGovern

                                       /s/ THOMAS MORSE, JR.
                                       Thomas Morse, Jr.

                                       /s/ JUNE MORSE
                                       June Morse

                                       Diane and James Murtaugh as Trustees of
                                       the James J. Murtaugh Revocable Trust
                                       dated 1/26/96

                                       By:  /s/ DIANE MURTAUGH
                                            Diane Murtaugh, Trustee

                    [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                       By:  /s/ JAMES MURTAUGH
                                            James Murtaugh, Trustee

                                       James and Diane Murtaugh as Trustees of
                                       the Diane C. Murtaugh Revocable Trust
                                       dated 1/26/96

                                       By:  /s/ DIANE MURTAUGH
                                            Diane Murtaugh, Trustee

                                       By:  /s/ JAMES MURTAUGH
                                            James Murtaugh, Trustee

                                       /s/ JOHN PARKIN
                                       John Parkin

                                       /s/ JOHN ERIC PARKIN
                                       John Eric Parkin

                                       /s/ JOHN SCOTT PARKIN
                                       John Scott Parkin

                                       John Scott Parkin FBO Kira Marie
                                       Parkin under the Florida UTMA

                                       By:   /s/ JOHN SCOTT PARKIN
                                             John Scott Parkin

                                       /s/ RICHARD SAMMER
                                       Richard Sammer

                                       /s/ MARY PATRICIA SAMMER
                                       Mary Patricia Sammer

                                       Richard W. Sammer, Trustee, or any
                                       Successor Trustee of the Richard W.
                                       Sammer Living Trust Agreement dated
                                       July 29, 1996 as it may be hereafter
                                       amended

                                       By:  /s/ RICHARD W. SAMMER
                                            Richard W. Sammer, Trustee

                    [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                       Mary P. Sammer, Trustee, or any Successor
                                       Trustee of the Richard W. Sammer Living
                                       Trust Agreement dated July 29, 1996 as it may be hereafter amended

                                       By:  /s/ MARY P. SAMMER
                                            Mary P. Sammer, Trustee

                                       /s/ ROBERT SCARPITTO
                                       Robert Scarpitto

                                       /s/ NANCY J. SCARPITTO
                                       Nancy J. Scarpitto

                                       /s/ GENE M. VALENTINO
                                       Gene M. Valentino

                                       /s/ RICHARD A. WEYMER
                                       Richard A. Weymer

                                       /s/ VICTORIA YOQUELET
                                       Victoria Yoquelet

                                       /s/ PAUL YOQUELET
                                       Paul Yoquelet

                                       /s/ CHARLES R. ZEMAN
                                       Charles Zeman

                                       Burton Zipser, Trustee of the Burton A.
                                       Zipser Revocable Living Trust U.A.D.
                                       September 13, 1995

                                       By:  /s/ BURTON ZIPSER
                                            Burton Zipser, Trustee


                    [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                                                     EXHIBIT A

                            DEPOSIT ESCROW AGREEMENT


     THIS DEPOSIT ESCROW AGREEMENT is made and entered into as of November
  , 1997, by and among Dobson Cellular Of California, Inc., an Oklahoma corporation ("Purchaser"); the Sellers' Representatives for the shareholders of Cellular 2000 Telephone Co. (the "Sellers") listed on SCHEDULE 1 to that certain Stock Purchase Agreement of even date herewith by and among Purchaser, Sellers and Cellular 2000 Telephone Co. (the "Company") (the "Stock Purchase Agreement"); and CORESTATES BANK, N.A., as escrow agent (the "Escrow Agent").

                                    RECITALS

     WHEREAS, the Purchaser, Sellers and the Company have entered into the Stock Purchase Agreement of even date herewith pursuant to which the Purchaser has agreed to purchase the Shares of the Company;

     WHEREAS, capitalized terms used herein and not otherwise defined have the meaning given such terms in the Stock Purchase Agreement; and

     WHEREAS, the Stock Purchase Agreement requires Purchaser to deposit the sum of $2.5 million into escrow in accordance with the terms hereof, this Agreement being the "Deposit Escrow Agreement" referred to in Section 2.02 of the Stock Purchase Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Stock Purchase Agreement, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

     SECTION 1. ESCROW DEPOSIT. (a) The Escrow Agent acknowledges receipt of $2.5 million (the "Deposit") from the Purchaser.

     (b) The Escrow Agent agrees to hold, administer and disburse the Deposit, together with all interest and other amounts earned thereon and on all such interest and other earnings (collectively, all such interest and earnings are referred to as "Escrow Earnings"; and the Deposit and the Escrow Earnings are collectively referred to as the "Escrowed Funds") pursuant to the terms of this Agreement.

     SECTION 2. RIGHTS, DUTIES AND IMMUNITIES. (a) Acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of the Escrow Agent:

               (i) The Escrow Agent undertakes to perform such duties and only such duties as are expressly set forth herein; the Escrow Agent shall not be liable except for the performance of such duties and obligations as are expressly set forth herein; and the Escrow Agent shall not be deemed to have any knowledge of or responsibility for the terms of any other agreement between or among the Sellers, the Sellers' Representatives, the Company and the Purchaser or any other party, including, without limitation, the Stock Purchase Agreement.

               (ii) The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of any Seller, the Sellers' Representatives, the Company, the Purchaser or any third party, to deliver moneys to the Escrow Agent or otherwise to honor any of the provisions of this Agreement, the Stock Purchase Agreement or any other agreement.

               (iii) The Sellers' Representatives (in their representative capacity and not individually) and the Purchaser shall, within ten (10) days following demand, reimburse and indemnify the Escrow Agent for, and hold it harmless from and against, any loss, liability or expense, including but not limited to reasonable counsel fees, arising out of or in connection with its acceptance of, or the performance of its duties and obligations under this Agreement, except for losses, liabilities and expenses caused by the willful misconduct or gross negligence of the Escrow Agent. The Sellers' Representatives (in their representative capacity and not individually) and the Purchaser shall each be responsible for one-half of such expenses. Without limiting the foregoing exculpation of the Escrow Agent, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith in accordance with the terms hereof, including, without limitation, any liability for any delays not resulting from its bad faith, willful misconduct or gross negligence or any loss of interest incident to any such delays. The provisions of this Section 2(a)(iii) shall survive any termination of this Agreement.

               (iv) The Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow
          Agent believes in good faith to have been signed or presented by the proper party or parties.

               (v) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct or gross negligence.

               (vi) The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

               (vii) The Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security, document or instrument held by or delivered to it.

          (b) If a controversy or dispute arises between one or more of the parties hereto, or between any of the parties hereto and any person not a party hereto, as to whether or not or to whom the Escrow Agent shall deliver the Escrowed Funds or any portion thereof or as to any other matter arising out of or relating to the Escrowed Funds or this Agreement, the Escrow Agent shall, in its sole discretion, have the right to (but shall not be obligated to), commence interpleader or similar actions or proceedings for determination of such controversy or dispute; PROVIDED, HOWEVER, in no event shall the Escrow Agent commence any interpleader or similar action or proceeding if it shall have received written notice that such controversy or dispute shall have been settled pursuant to a written agreement among the parties to such controversy or dispute or by a final judgment of a court of competent jurisdiction, not subject to further appeal.

          (c) The Escrow Agent shall be entitled to receive an administration fee at the rate of $2,500 per year, payable in advance on the date hereof and on each anniversary of the date hereof. In addition, the Escrow Agent shall also be entitled to reimbursement of any other reasonable fees and expenses, including out-of-pocket costs and expenses and reasonable attorney's fees incurred by the Escrow Agent hereunder. The Sellers' Representatives (in their representative capacity and not individually) and Purchaser shall each be responsible for one-half of such fees and expenses.

     SECTION 3. INVESTMENT OF ESCROWED FUNDS; EARNINGS. Escrowed Funds which are not disbursed by the Escrow Agent shall be invested by the Escrow Agent in the CoreFund Treasury Reserve. The parties specifically recognize that CoreStates Investment Advisers, Inc., an affiliate of CoreStates, serves as adviser to the CoreFund Treasury Reserve and is compensated by the CoreFund Treasury Reserve for services rendered to it. Investments in mutual funds are not deposits of CoreStates Bank or any other bank; are not insured by the FDIC or any other agency; and carry investment risk, including risk of loss of principal.

     SECTION 4. RELEASE OF ESCROWED FUNDS. The Escrow Agent shall disburse the Escrowed Funds as follows:

          (a) If the Closing under the Stock Purchase Agreement occurs, then at the Closing upon receipt of joint written instructions from Sellers' Representatives and Purchaser, the Escrow Agent shall pay the Escrowed Funds in accordance with such instructions.

          (b) If Escrow Agent receives written notice that the Stock Purchase Agreement has been terminated by Sellers under Section 12.02(d) thereof, and provided at the time of such termination neither the Company nor any Seller, is then in breach of any of its representations, warranties, covenants or agreements set forth in the Stock Purchase Agreement to such an extent that the Company's or Sellers' breaches, in the aggregate, have caused or would reasonably be expected to result in a Material Adverse Effect (as defined in the Stock Purchase Agreement) and the conditions set forth in Sections
     7.04 and 7.06 of the Stock Purchase Agreement shall have been satisfied, then upon such claim for payment made by the Sellers' Representatives and subject to Section 4(d) hereof, the Escrow Agent shall pay out of the Escrowed Funds the Deposit as the Liquidated Damages Amount in accordance with the instructions of Sellers' Representatives. All claims and payments under this Section 4(b) shall be made in accordance with the procedures set forth in Section 4(d) below.

          (c) If the Stock Purchase Agreement is terminated pursuant to its terms for any reason other than as described in Section 4(b) above, then upon a claim for payment made by the Purchaser, the Escrow Agent shall pay the Escrowed Funds to the Purchaser and Purchaser shall retain any rights it may have against Sellers and the Company for any breaches of their respective obligations under the Stock Purchase Agreement. All claims and payments under this Section 4(c) shall be made in accordance with the procedures set forth in Section 4(d) below.

          (d) In the event of a claim for payment under this Agreement by either the Sellers' Representatives or the Purchaser pursuant to
     Section 4(b) or (c) above, the party claiming such payment (the "Claiming Party") shall give written notice to the other party (the "Other Party") and to the Escrow Agent stating that the Claiming Party is entitled to payment of the Escrowed Funds (or any portion thereof) in accordance with the provisions hereof and of the Stock Purchase Agreement. If, within 10 days after receipt of such notice the Escrow Agent has not received written notice from the Other Party disputing the Claiming Party's right to payment of the Escrowed Funds (or any portion thereof), then the Escrow Agent shall promptly pay the Escrowed Funds or the claimed portion thereof to the Claiming Party or its designees. If, within such 10-day period, the Escrow Agent receives written notice from the Other Party disputing the Claiming Party's right to payment of the Escrowed Funds (or any portion thereof), then the Escrow Agent shall retain the Escrowed Funds until
     (i) the Escrow Agent has received a written evidence satisfactory to the Escrow Agent that the rights of Purchaser and Sellers have been determined by a final judgment of a court of competent jurisdiction, not subject to further appeal, at which time the

     Escrow Agent shall disburse the Escrowed Funds in accordance with such judgment, or (ii) the Escrow Agent has received written instructions signed by the Sellers' Representatives and Purchaser as to disposition of the Escrowed Funds (or any portion thereof), at which time the Escrow Agent shall promptly disburse the Escrowed Funds (or any portion thereof) in accordance with such written instructions. Each of the Purchaser and Sellers' Representatives (for the account of Sellers) shall bear their own fees and expenses in connection with any proceedings hereunder.

          (e) The Escrow Agent shall, in addition, disburse the Escrowed Funds in accordance with any joint written instructions of the Purchaser and the Sellers' Representatives received by the Escrow Agent.

          (f) The party receiving the Escrowed Funds pursuant to the terms hereof shall be responsible for any and all tax obligations imposed now or hereafter by any applicable law with respect to the investment and disbursement of the Escrowed Funds, and shall indemnify and hold the Escrow Agent harmless from and against any taxes, additions to tax for late payment, interest, penalties and other expenses, including, without limitation, any liability for failure to obtain proper certifications or properly to report to governmental authorities, that may be assessed against the Escrow Agent on any such investment, disbursement or other activities which arises under this Agreement.

     SECTION 5. TERMINATION OF ESCROW AGREEMENT. This Agreement shall terminate upon the distribution of all amounts held by the Escrow Agent in accordance with the provisions hereof.

     SECTION 6. SUCCESSOR ESCROW AGENT. (a) The Escrow Agent (and any successor escrow agent) may at any time resign as such by delivering the Escrowed Funds to any successor escrow agent jointly designated in writing by the Purchaser and the Sellers' Representatives, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent shall take effect on the earlier of the appointment of a successor escrow agent or the day which is 30 days after the date of delivery of the Escrow Agent's written notice of resignation to the other parties hereto. In the event that a successor escrow agent has not been appointed at the expiration of such 30-day period, the Escrow Agent's sole responsibility hereunder shall be the safekeeping of the Escrowed Funds and to disburse such amount in accordance with the instructions signed by the Purchaser and the Sellers' Representatives.

     (b) If the Escrow Agent receives a written notice signed by the Sellers' Representatives and the Purchaser stating that they have selected another escrow agent, any portion of the Escrowed Funds invested by the Escrow Agent shall be promptly liquidated, and the Escrow Agent shall deliver the Escrowed Funds to the successor escrow agent named in the aforesaid notice within 10 days of its receipt of such notice.

     SECTION 7. GOVERNING LAW. This Agreement shall take effect as a sealed instrument and be construed under and governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     SECTION 8. NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, postage prepaid, or sent via overnight courier service, or delivered personally or sent by facsimile machine:

     If to the Escrow Agent:  CoreStates Bank, N.A.
                              Corporate Trust Administration, FC 5-4-82-12
                              Three Beaver Valley Road
                              Wilmington, DE  19803
                              Facsimile:  (302) 421-7387
                              Attention:  Yvette Howell

     If to Purchaser:         13439 N. Broadway Extension, Suite 200
                              Oklahoma City, Oklahoma  73114
                              Attention:  Everett Dobson
                              Facsimile: (401) 391-8515

     with a required copy     Edwards & Angell
     (which shall not         2700 Hospital Trust Tower
     constitute notice) to:   Providence, Rhode Island  02903
                              Attention:  Joseph A. Kuzneski, Jr., Esq.
                              Facsimile: (401) 276-6602

     If to the Sellers' Representatives to addresses set forth below:

                         Richard A. Weymer
                         395 Marina Drive
                         Port Arkansas, TX  78373
                         Facsimile No.: (512) 749-7380

                         Gene M. Valentino
                         Harbour Village at Pitt Slip Marina
                         600 S. Barracks #202
                         Pensacola, FL  32501
                         Facsimile No.: (904) 469-9880

                              and

                         Allen & Harold, P.L.C.
                         5413 Main Street
                         Stephens City, VA   22655
                         Attention:  Douglas W. Harold, Jr., Esq.
                         Facsimile:  (540) 869-0041

or to such other address of which the addressee shall have notified the sender in writing. Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

     SECTION 9. HEADINGS. The headings of the paragraphs of this Agreement are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Agreement or the intent of any paragraph.

     SECTION 10. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in any number of counterparts hereof, and by the different parties hereto on separate counterparts hereof, each of which shall be deemed to be an original and all of which together constitute one and the same agreement. Facsimile signatures on this Agreement shall be deemed original signatures.

     SECTION 11. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations between the parties, and can be amended, modified, supplemented, extended, terminated, discharged or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by the party intended to be bound thereby.

     SECTION 12. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

     IN WITNESS WHEREOF, the undersigned have executed this Deposit Escrow Agreement as of the date first written above.

                                  DOBSON CELLULAR OF CALIFORNIA, INC.


                                  By: /s/ Everett Dobson
                                      Everett Dobson
                                      Chairman


                                  CORESTATES BANK, N.A.


                                  By: /s/ D.J. King
                                      Name: D.J. King
                                      Title: Assistant Vice President


                                  SELLERS' REPRESENTATIVES


                                  /s/ Richard A. Weymer
                                  Richard A. Weymer



                                  /s/ Gene M. Valentino
                                  Gene M. Valentino


                                  /s/ Douglas W. Harold, Jr.
                                  Douglas W. Harold, Jr.

                 [SIGNATURE PAGE TO DEPOSIT ESCROW AGREEMENT]

                                                                      EXHIBIT B

                         SUBORDINATED PROMISSORY NOTE


$4,500,000                                                      [ ] __, 1998



     FOR VALUE RECEIVED, DOBSON CELLULAR OF CALIFORNIA, INC., an Oklahoma corporation, with its principal office at 13439 N. Broadway Extension, Suite 200, Oklahoma City, Oklahoma 73114 ("Dobson") hereby promises to pay to Richard A. Weymer, Douglas W. Harold, Jr. and Gene M. Valentino ("Holders") in their capacity as Sellers' Representatives for the shareholders of Cellular 2000 Telephone Co. (the "Company") listed on Schedule 1 to that certain Stock Purchase Agreement dated November [ ], 1997 (as amended from time to time, the "Purchase Agreement") among Dobson, said shareholders and the Company, at [Address], the principal sum of Four Million Five Hundred Thousand Dollars ($4,500,000) on [18 months from the date of issuance] (the "Maturity Date").

     Dobson hereby promises to pay to the Holders, on the first business day of each January and July (each, an "Interest Payment Date") commencing on January 1, 1998 and on the Maturity Date, interest on the outstanding principal balance hereof from time to time from the date hereof until payment in full at the rate of nine percent (9%) per annum.

     All payments, as set forth above, will be applied first to accrued and unpaid interest on the outstanding principal balance hereunder, calculated in arrears and second, to the principal balance outstanding hereunder. All amounts hereunder shall be due on or before the Maturity Date.

     METHODS OF PAYMENT. Payments of amounts due hereunder shall be made in lawful money of the United States of America in immediately available funds at the office of Holders set forth above. If any payment shall become due on a Saturday, Sunday, public holiday under the laws of the State of Oklahoma or on any other day on which banking institutions are authorized or obligated by law to close in Oklahoma City, Oklahoma, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment. This Note may be prepaid in whole or in part without penalty or premium.

     RELATED DOCUMENTS. This Note is the "Subordinated Promissory Note" referred to in, made pursuant to the terms of, and governed by, the Purchase Agreement which Purchase Agreement is incorporated herein by reference. The Purchase Agreement and all documents, certificates, reports, agreements and instruments executed in connection therewith and with this Note are herein referred to as the "Closing Documents". All terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

     OFFSET RIGHTS. Notwithstanding any other provision contained herein, Dobson shall have the right to offset its obligation to pay outstanding principal, accrued interest or any other amounts owed hereunder (the "Obligations") against the amounts owed by the Sellers to Dobson under or pursuant to Articles II and X of the Purchase Agreement. Prior to making any set off, Dobson agrees to notify the Sellers' Representative (an "Offset Notice"); provided that the failure to give such Offset Notice shall not affect the validity of such set off.

     EVENTS OF DEFAULT. This Note shall, at the option of Holders, become immediately due and payable upon the occurrence of any of the following events (herein an "Event of Default"):

     (a) failure of Dobson to pay any principal amount due hereunder when the same shall become due and payable;

     (b) failure of Dobson to pay any interest due on any Interest Payment Date within five business days after the same is due;

     (c) Dobson shall (i) apply for or consent to or suffer the appointment of a receiver, trustee, custodian or liquidator of it or any of its property,
(ii) file a petition for relief under Title 11 of the United States Code, or

(iii) file a petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute; or

     (d) there shall be filed against Dobson an involuntary petition seeking reorganization of Dobson or the appointment of a receiver, trustee, custodian or liquidator of Dobson or any material part of its assets, or in involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction whether now, or hereafter in effect, unless such petition shall be dismissed or stayed within one hundred eighty (180) days after the filing thereof;

     REMEDIES AFTER DEFAULT. If an Event of Default as defined herein has occurred and is continuing, the entire unpaid principal balance hereof, together with unpaid interest thereon, shall at the option of Holders become immediately due and payable, subject to Dobson's offset rights, and in such case Holders may exercise the remedies available to Holders at law and in equity; and no failure on the part of Holders to exercise any of Holders rights hereunder shall be deemed a waiver of any such rights or of any default.

      WAIVERS. Dobson hereby waives presentment for payment, protest and demand, and notice of protest, demand and/or dishonor and nonpayment of this Note, notice of any Event of Default except as otherwise specifically provided herein, and all other notices or demands otherwise required by law that Dobson may lawfully waive.

     GOVERNING LAW. The rights and obligations of Dobson and Dobson Communications Corporation ("DCC") as guarantor hereof and all provisions hereof shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts made and performed in said State.

     CONSENT TO JURISDICTION. Dobson and DCC hereby submit to the jurisdiction of the courts of the State of Oklahoma and the United States District Court for the District of Oklahoma, as well as to the jurisdiction of all courts to which an appeal may be taken or other review sought from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of Dobson and DCC's obligations under or with respect to this Note, and expressly waives any and all objections they may have as to venue in any of such courts.

     SAVINGS CLAUSE. All agreements between Dobson and Holders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Holders for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. Any interest received by Holders which would exceed the maximum permissible under applicable law shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Dobson and Holders including, without limitation, the Purchase Agreement.

     ATTORNEYS' FEES. If this Note shall not be paid when due and shall be placed by the Holders hereof in the hands of any attorney for collection, through legal proceedings or otherwise, Dobson will pay all reasonable costs and expenses of collection incurred, including reasonable attorneys fees.

     SUBORDINATION.

     (a) AGREEMENT TO SUBORDINATE. Holders by accepting this Note consent and agree that the indebtedness evidenced by this Note and all other obligations of Dobson under this Note and all obligations of DCC to Holders with respect to its guarantee of Dobson's obligations under this Note (collectively the "Subordinated Obligations") are subordinated in right of payment, to the extent and in the manner provided in these subordination provisions ("these Provisions"), to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of the holders of Senior Debt and they and/or each of them may enforce such subordination.

     (b) CERTAIN DEFINITIONS. "Representative" means the indenture trustee or other trustee, agent or representative for the Senior Debt selected by the holders of a majority of the principal amount of the Senior Debt as their representative for purposes of these Provisions.

          "Payment or Distribution" means any direct or indirect payment or distribution of any kind on account of any obligations with respect to the Subordinated Obligations, whether in cash, securities or other property, by set-off or otherwise, including without limitation any payment or distribution by redemption, purchase or other acquisition of this Note and any payment or distribution from or by way of collateral.

          "Senior Debt" means the principal amount of all indebtedness for borrowed money now or hereafter created, incurred, guaranteed or assumed by Dobson or DCC, or for which Dobson or DCC is otherwise liable, under any note agreement, indenture, loan agreement, guaranty or other document and which Dobson or DCC expressly designates in writing as "Senior Debt" under this Note or which refunds or refinances any then outstanding Senior Debt, in each case, as from time to time amended, modified or supplemented, interest accrued thereon (including, without limitation, Dobson's and DCC's guarantee of the indebtedness and other obligations of Dobson Operating Company ("DOC") under that certain Second Amended and Restated Credit Agreement dated February 28, 1997 among DOC, CoreStates Bank, N.A. ("CoreStates"), First Union National Bank of North Carolina ("First Union"), Nationsbank of Texas, N.A. ("Nationsbank") and the additional banks listed on Schedule 1 attached thereto (the "Credit Agreement"), as amended by Amendment No. 1 to the Credit Agreement dated as of April 22, 1997 among DOC, CoreStates, First Union, Nationsbank and the additional banks listed on Schedule 1 to the Credit Agreement ("Amendment No. 1, and together with the Credit Agreement, the "Amended Credit Agreement"), interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Dobson, DOC or DCC, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), prepayment charges, if any, payable with respect thereto, fees, costs, expenses, indemnities, reimbursements, damages and all other sums payable under or in connection with the Senior Debt.

          For the purpose of this Note, all Senior Debt shall not be deemed to have been paid in full unless the holders thereof shall have received payment in full in cash.

     (c) LIQUIDATION; DISSOLUTION; BANKRUPTCY. Upon any distribution to creditors of Dobson or DCC in a total or partial liquidation or dissolution of Dobson or DCC in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Dobson, DCC or their property or in an assignment for the benefit of creditors, or an arrangement, adjustment, composition or relief of Dobson, DCC or their debts or any marshaling of the assets and liabilities of Dobson or DCC:

          (1) holders of Senior Debt shall be entitled to receive payment in full of all obligations due or to become due with respect to the Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders shall be entitled to receive any Payment or Distribution; and

          (2) until all obligations with respect to Senior Debt (as provided in paragraph (1) above) are paid in full, any Payment or Distribution to which the Holders would be entitled but for these Provisions shall be made to the holders of Senior Debt, as their interests may appear, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of, the Senior Debt to the extent necessary to pay all such Senior Debt in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt, except that pursuant to a plan of reorganization under applicable bankruptcy law, the Holders may receive securities ("Permitted Subordinated Distribution Securities") that are subordinated to at least the same extent as this Note to (i) Senior Debt and (ii) any securities issued in exchange for Senior Debt.

     (d) NO PAYMENTS WITH RESPECT TO SUBORDINATED OBLIGATIONS IN CERTAIN CIRCUMSTANCES.

          (1) No Payment or Distribution in respect of the Subordinated Obligations or any judgment with respect thereto shall be made by or on behalf of Dobson or DCC if, at the time of such payment or immediately after giving effect thereto:

               (i) an event of default involving a default in the payment when due (whether at the maturity thereof, or upon acceleration of maturity or otherwise) of all or any portion of the Senior Debt shall have occurred, and such event of default shall not have been cured or waived in accordance with the terms of the relevant agreements and instruments; or

               (ii) subject to the last sentence of this clause (1) of paragraph (d), Dobson or DCC shall have received notice from a holders of Senior Debt of the occurrence of one or more events of default in respect of the Senior Debt (other than an event of default of the type referred to in clause (i) above), each such default shall not have been cured or waived in accordance with the terms of the documents governing the Senior Debt, and 180 days shall not have elapsed since the date such notice was received (any period during which no payment in respect of the Subordinated Obligations or any judgment with respect thereto may be made by reason of the application of this clause (ii) being hereinafter called a "Payment Bar Period").

     To the extent otherwise permitted under this Note, Dobson or DCC may resume permitted payments under this Note (and may make any permitted payments missed due to the application of this paragraph (d)) in respect of the Subordinated Obligations or any judgment with respect thereto:

                    (A) in the case of an event of default referred to in clause (i) of this paragraph (d), upon the cure or waiver thereof in accordance with the terms of the Note; or

                    (B) in the case of an event of default referred to in clause (ii) of this paragraph (d), upon the earlier to occur of (1) the cure or waiver of such event of default in accordance with the terms of documents governing the Senior Debt, or (2) the expiration of such period of 180 days.

Notwithstanding any provision of this paragraph (d) to the contrary, only one Payment Bar Period may be implemented during any 360-day period.

          (2) Upon the maturity of all or any part of any Senior Debt by lapse of time, acceleration (unless waived in writing) or otherwise, all amounts due or to become due in respect of all Senior Debt shall first be paid in full, or provision for such payment shall be made in a manner satisfactory to the holders of the Senior Debt, before any Payment or Distribution is made on account of or applied on the Subordinated Debt, except that the Holders may receive Permitted Subordinated Distribution Securities.

          (3) Dobson and DCC shall give prompt written notice to the Holders of any default in respect of Senior Debt referred to in clause (1) of this paragraph (d) and any notice of the type described in clause (1)(ii) of this paragraph (d) from a Holders of Senior Debt.

     (e) ACCELERATION OF SECURITIES. If payment of this Note is accelerated because of an Event of Default, Dobson and DCC shall promptly notify the Holders of Senior Debt and the Representative of the acceleration.

     (f) WHEN DISTRIBUTION MUST BE PAID OVER. If a Payment or Distribution is made to the Holders that because of these Provisions should not have been made to it, such Holders shall segregate such Payment or Distribution from its other funds and property and hold it in trust for the benefit of, and, upon written request, pay it over (in the same form as received, with any necessary endorsement) to, the holders of Senior Debt as their interests may appear, or their Representatives, as their respective interests may appear, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of, all obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

     (g) SUBROGATION. After all Senior Debt is paid in full and the holders of the Senior Debt have no further obligation to extend credit to Dobson, DCC or DOC and until this Note is paid in full, the Holders shall be subrogated to the rights of holders of Senior Debt to receive payments and distributions applicable to Senior Debt to the extent that payments and distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A payment or distribution made under these Provisions to holders of Senior Debt which otherwise would have been made to the Holders is not, as among Dobson, DCC and the Holders, a payment by Dobson or DCC on this Note.

     (h) RELATIVE RIGHTS. These Provisions define the relative rights of the Holders and holders of Senior Debt. Nothing in this Note shall: (1) impair, as between Dobson and the Holders, the obligation of Dobson, which is absolute and unconditional, to pay principal of and interest on the Note in accordance with their terms; (2) impair, as among Dobson, DCC and the Holders, the obligation of DCC with regard to its guarantee of Dobson's obligations under this Note; (3) affect the relative rights of the Holders and creditors of Dobson or DCC other than their rights in relation to holders of Senior Debt.

     (i) SUBORDINATION MAY NOT BE IMPAIRED. No right of any present or future holders of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act in good faith by any such holders, or any noncompliance by Dobson, DCC or the Holders with the terms and provisions and covenants herein, regardless of any knowledge thereof any such Holders may have or otherwise be charged with. Without in any way limiting the generality of the foregoing paragraph, the holders of the Senior Debt may at any time and from time to time, without the consent of or notice to the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in these Provisions or the obligations hereunder of the Holders to the holders Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, all or any of the Senior Debt (including any change in the rate of interest thereon), or otherwise amend or supplement in any manner, or grant any waiver or release with respect to, Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding;
(ii) sell, exchange, release, not perfect or otherwise deal with any property at any time pledged, assigned or mortgaged to secure or otherwise securing, Senior Debt, or amend, or grant any waiver or release with respect to, or consent to any departure from any guarantee for all or any of the Senior Debt; (iii) release any person liable in any manner under or in respect of Senior Debt; and (iv) exercise or refrain from exercising any rights against, and release from obligations of any type, Dobson, DCC, DOC and any other person; and (v) apply any sums from time to time received to the Senior Debt.

     All rights and interests under this Note of the Representative and the holders of Senior Debt, and all agreements and obligations of the Holders, Dobson and DCC under these Provisions shall remain in full force and effect irrespective of (i) any lack of validity or enforceability of any promissory notes evidencing the Senior Debt, or any other agreement or instrument relating thereto or to any other Senior Debt, or (ii) any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Holders, Dobson or DCC.

     These Provisions constitute a continuing agreement and shall (i) be and remain in full force and effect until payment in full of all Senior Debt at such time when no holders of Senior Debt shall have any obligation to extend credit to Dobson, DOC or DCC in respect of the Senior Debt, (ii) be binding upon Holders, Dobson, DCC and their respective successors, transferees and assigns, and (iii) inure to the benefit of, and be enforceable directly by, the holders of the Senior Debt and their respective successors, transferees and assigns.

     The Representative is hereby authorized to demand specific performance of these Provisions, whether or not Dobson or DCC shall have complied with any of these Provisions applicable to it, at any time when the Holders shall have failed to comply with any of these provisions. The Holders hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

     (j) DISTRIBUTION. Upon any payment or distribution of assets of Dobson or DCC referred to in these Provisions, the Holders shall be entitled to rely in good faith upon any ordered decree made by any court of competent jurisdiction or upon any certificate of the Representative or of the liquidating trustee or agent or other person making any distribution to the Holders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of Dobson or DCC, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to these Provisions.

     (k) MISCELLANEOUS. The agreement contained in these Provisions shall continue to be effective or be reinstated, as the case may be, if at any time any payment or distribution with respect to any of the Senior Debt is rescinded or must otherwise be returned by any holders of Senior Debt upon the insolvency, bankruptcy or reorganization of Dobson or otherwise, all as though such payment had not been made.

     NO DISPOSITION OF NOTE. The Holders of the Note may not sell, assign, transfer, pledge, encumber or otherwise dispose of the Note or any portion of the Subordinated Obligations.

     SELLERS. Neither Dobson nor DCC shall have any obligation to Sellers by virtue of this Note, and Dobson shall make payments due hereunder only to Holders.

     SECTION HEADINGS. Any section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

     IN WITNESS WHEREOF, Dobson has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

WITNESS:                               DOBSON CELLULAR OF CALIFORNIA, INC.


---------------------------------      By:
                                          ------------------------------------
                                          Title:
                                                ------------------------------

                                   GUARANTEE

     The undersigned parent corporation of Dobson does hereby covenant and guarantee, absolutely and unconditionally, to Holders that Dobson shall fully and faithfully perform its obligations under this Note according to its terms or, if not so performed by Dobson, shall be so performed or cause to be performed by the undersigned corporation, without any notice of default to Dobson (except as provided in this Note) or demand upon the undersigned.

     Notwithstanding any other provision contained herein, the undersigned may offset any payment obligation regarding its guarantee of Dobson's obligations under this Note or any other amount owed hereunder against amounts owed by the Sellers to Dobson to the same extent as Dobson may offset its payment obligations under the Note.

                              DOBSON COMMUNICATIONS CORPORATION

                              By:
                                   -------------------------------------
                                   Everett Dobson, Chairman of the Board
                                   President and Chief Executive Officer

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


     FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT dated as of March 18, 1998 by and among Dobson Cellular of California, Inc. ("Dobson") and Richard A. Weymer ("Weymer"), Douglas W. Harold, Jr. ("Harold") and Gene M. Valentino ("Valentino"; and together with Weymer and Harold, the "Sellers'
Representatives"), in their capacities as Sellers' Representatives.


                             W I T N E S S E T H:


     WHEREAS, Dobson, the Sellers' Representatives and the shareholders (the "Sellers") of Cellular 2000 Telephone Co. (the "Company") have entered into that certain Stock Purchase Agreement dated November 17, 1997 (the "Purchase Agreement") pursuant to which Dobson has agreed to purchase from the Sellers all of the outstanding shares of Common Stock of the Company; and

     WHEREAS, pursuant to Section 14.04 of the Purchase Agreement, the Sellers' Representatives have the right to enter into amendments to the Purchase Agreement on behalf of the Sellers; and

     WHEREAS, the parties hereto wish to amend the Purchase Agreement as hereinafter provided.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. The definition of "Current Assets" in Section 2.04(a) of the Purchase Agreement is hereby amended to read in its entirety as follows:

     "'Current Assets' means the Partnership's (i) cash on hand, bank deposits and cash equivalents, (ii) accounts receivable that are current to less than 91 days past due, net of a reserve for bad debts, which reserve shall equal the sum of the following amounts: zero percent (0%) of such accounts receivable that are not past due or that are thirty (30) or fewer days past due, ten percent (10%) of such accounts receivable that are more than thirty (30) or fewer days past due, but less than sixty-one (61) days past due and fifty percent (50%) of such accounts receivable that are more than sixty (60) but less than ninety-one (91) days past due; (iii) inventory of cellular telephone handsets and ancillary equipment held for sale to subscribers and which is not obsolete and will reasonably be expected based on past practices to be consumed in the normal course of business within six months after the Closing (the 'Inventory'); and (iv) prepaid items which Purchaser will receive the benefit of after the Closing such as prepaid rent, insurance, property taxes, utility charges, fees and deposits paid, all determined as of 12:01 a.m. on the

Closing Date in accordance with GAAP. Refurbished cellular telephone handsets shall not be included in the Inventory for purposes of calculating Current Assets."

     2. The words "or the Partnership's" on line 6 of Section 2.04(e) of the Purchase Agreement are hereby deleted.

     3. Subsections (g) and (h) of Section 2.04 of the Purchase Agreement are hereby redesignated Subsections (h) and (i), respectively, of Section
2.04 and a new Subsection (g) of Section 2.04 is hereby added to read as follows:

          "(g) COMPANY CASH ADJUSTMENT. The Base Price will be increased by 100% of the Company's cash on hand, bank deposits and cash equivalents as of the Closing Date (such increase in the Base Price being referred to as the "Company Cash Adjustment")."

     4. The definition of "Adjustments" in Section 2.04(h) of the Purchase Agreement is hereby amended to include in such definition the Company Cash Adjustment.

     5. A new clause (vi) is hereby added to Section 10.01 of the Purchase Agreement to read as follows:

                  "(vi) any liability or obligation of, and any claims against, the Partnership which are for the payment of Taxes with respect to the Partnership's operations for the period up to the Closing Date, whether or not known or asserted at or prior to the Closing, but only to the extent such liability did not result in a reduction in the Purchase Price at the Closing pursuant to
        Section 2.04 hereof and only to the extent of 75.018 percent of such liabilities or obligations."

     6. Except as otherwise amended herein, the terms of the Purchase Agreement shall remain in full force and effect as of the date hereof.

     7. Except as otherwise defined herein, all defined terms shall have those meanings as set forth in the Purchase Agreement.

     8. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

                              DOBSON CELLULAR OF CALIFORNIA, INC.


                              By:
                                 -------------------------------------
                                   Title:


                              SELLERS' REPRESENTATIVES:


                              ----------------------------------------
                                   Richard A. Weymer

                              ----------------------------------------
                                   Douglas W. Harold, Jr.

                              ----------------------------------------
                                   Gene M. Valentino


                                      -3-